Exhibit 10.24

EXECUTED VERSION
Certain identified information in this Agreement denoted with “[***]” has been excluded from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and of the type that the registrant treats as private and confidential.
SECOND AMENDMENT OF LEASE
THIS SECOND AMENDMENT OF LEASE (this "Amendment") is dated as of the 12th day of January, 2016, by and between 731 OFFICE ONE LLC ("Landlord"), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. ("Tenant"), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant, as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant, (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant, (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, and (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, Landlord demised and let unto Tenant, and Tenant did hire and take, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (such Agreement of Lease, as so amended, being referred to herein as the "Lease"); and
WHEREAS, Tenant is leasing certain additional space in the Building (as such term is defined in the Lease) as successor by assignment of a Lease, dated as of February 7, 2005, between Landlord, as landlord, and Citibank, N.A., as tenant (such Lease, as amended and assigned by Citibank, N.A. to Tenant pursuant to the agreements described on Exhibit "1" attached hereto and made a part hereof, the Interim Letter Agreement (as hereinafter defined) and the letter agreements referenced therein, the "Citi Lease"); and
WHEREAS, Landlord, as the landlord under the Citi Lease, and Tenant, as the tenant under the Citi Lease, have entered into a letter agreement, dated December 20, 2011 (the "Lobby Agreement"); and
WHEREAS, Tenant, as the tenant under the Citi Lease, has exercised its option to extend the initial term of the Citi Lease expiring December 14, 2015 for the renewal term set forth therein (the "Citi Renewal Term") by delivery of the Renewal Notice (as defined in the Citi Lease); and
WHEREAS, Tenant is leasing certain additional space in the Building as successor by assignment of a Lease, dated as of May 17, 2004, between Landlord, as landlord, and Metrovest Equities Inc., as tenant (such Lease, as assigned by Metrovest Equities Inc. to Tenant pursuant to an Assignment and Assumption and Consent Agreement, dated as of May 19, 2009, among Landlord, Metrovest Equities Inc. and Tenant, the "Original Metrovest Lease"); and
WHEREAS, Landlord, as the landlord under the Original Metrovest Lease, and Tenant, as the tenant under the Original Metrovest Lease, have entered into a letter agreement, dated October 6, 2014 (the "Metrovest Letter Agreement"), pursuant to which, among other matters, the term of the Metrovest Lease is extended for a term commencing on April 1, 2015 and ending on the last day of the Citi Renewal Term; and
WHEREAS, Landlord, as the landlord under each of the Citi Lease and the Original Metrovest Lease, and Tenant, as the tenant under each of the Citi Lease and the Original Metrovest Lease, have entered into a letter agreement, dated December 11, 2015 (the "Interim Letter Agreement"; the Original Metrovest Lease, as amended by the Metrovest Letter Agreement and the Interim Letter Agreement, the "Metrovest Lease"), pursuant to which, among other matters, the parties agreed to the amount of the Fixed Rent and Escalation Rent payable by Tenant for the Additional Space for the period commencing on December 15, 2015 and ending on the date the Fixed Rent for the Additional Space for the Citi Renewal Term is determined; and
WHEREAS, the Building has been submitted to a condominium regime pursuant to a declaration made under the Condominium Act of the State of New York (Article 9-B of the Real Property Law of the State of New York), dated December 4, 2003 and recorded on February 3, 2004 in the Office of the Register of The City of New York, County of New York (the "Register's Office"), in CRFN 2004000064392, which declaration has been amended and restated pursuant to an amended and restated declaration, dated February 8, 2005, and recorded on March 9, 2005 in the Register's Office in CRFN 2005000139245; and
WHEREAS, Landlord and Tenant have agreed to provide for the reversal of Tenant's exercise of Tenant's extension of the term of the Citi Lease for the Citi Renewal Term so that the Citi Lease shall terminate as of December 14, 2015, and for the termination of the Metrovest Lease as of December 14, 2015, in each case, on the terms and subject to the conditions set forth herein;
WHEREAS, Landlord and Tenant desire to amend the Lease, inter alia, to add to the premises initially demised thereby, effective as of December 15, 2015, (i) a portion of the rentable area on the twenty-ninth (29th) floor of the Building and the entire rentable area on the twenty-first (21st), twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th), twenty-fifth (25th), twenty-sixth (26th), twenty-seventh (27th) and twenty-eighth (28th) floors of the Building as shown on the floor plans attached hereto and made a part hereof as Exhibit "A" (such space described in this clause (i) being referred to herein collectively as the "Additional Tower Space"), and (ii) a portion of Lower Level 3 of the Building as shown on the floor plan attached hereto and made a part hereof as Exhibit "B" (the "Storage Space"; the Additional Tower Space and the Storage Space are collectively referred to herein as the "Additional Space").
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
1. Defined Terms.
Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.
2. Demise and Termination of the Citi Lease and the Metrovest Lease.
(A) Subject to the terms hereof and to the terms of the Lease (as amended hereby), Landlord hereby demises and lets unto Tenant and Tenant hereby hires and takes from Landlord the Additional Space for a term to commence as of December 15, 2015 (the "Additional Space Commencement Date") and to end on the Expiration Date. Subject to the terms hereof, from and after the Additional Space Commencement Date, the Additional Space shall be added to the Premises and shall constitute a portion of the Premises for all purposes of the Lease, as amended hereby, including, without limitation, the application of the Renewal Option pursuant to Article 37 of the Lease, as modified by Section 7 hereof, and shall be deemed to be part of the Entire Premises for all purposes of the Lease, as amended hereby.
(B) Effective as of the date hereof, Landlord and Tenant hereby agree that (i) the Renewal Notice (as defined in the Citi Lease) delivered by Tenant under the Citi Lease is hereby revoked so that the Citi Lease terminates as of December 14, 2015 (the "Citi Early Termination Date"), and (ii) the Metrovest Lease is hereby amended so that the Option Term (as defined in the Metrovest Lease) expires as of the Citi Early Termination Date rather than the last day of the Citi Renewal Term and accordingly, the Metrovest Lease terminates as of the Citi Early Termination Date.
3. Delivery of the Additional Space.
Tenant acknowledges that Tenant is currently in possession of the entire Additional Space as the tenant under each of the Citi Lease and the Metrovest Lease. Landlord shall be deemed to have delivered exclusive possession of the Additional Space to Tenant in its "as is" condition as of the Additional Space Commencement Date. Landlord shall have no obligation to perform any work in the Additional Space, or elsewhere in the Building, to prepare the Additional Space for Tenant's continued occupancy as contemplated hereby. For the avoidance of doubt, Tenant's obligation to restore the Additional Space shall be governed by the Lease, as amended hereby (including, without limitation, the terms of Section 11(W) and Section 12 hereof), and Tenant shall have no obligation to restore the Additional Space pursuant to the Citi Lease or the Metrovest Lease.

4. Fixed Rent.
(A) Tenant shall pay to Landlord an amount equal to Two Hundred Seventy-Six Thousand Seven Hundred Eighty-Three and no/100 Dollars ($276,783.00) in full payment of all Fixed Rent and Escalation Rent (as defined in the Metrovest Lease) due under the Metrovest Letter Agreement, within ten (10) days after the date hereof. Such amount represents the sum of (i) the difference between (x) the amount payable for Fixed Rent under the Metrovest Letter Agreement for the Metrovest Gap Period, and (y) the Metrovest Gap Rent (as defined in the Metrovest Letter Agreement) paid to Landlord prior to the date hereof, and (ii) the difference between (a) the Escalation Rent (as defined in the Metrovest Lease) applicable to the space demised under the Metrovest Lease for the Metrovest Gap Period, and (b) the Escalation Rent (as defined in the Metrovest Lease) for such space for the Metrovest Gap Period paid to Landlord prior to the date hereof. The Metrovest Gap Period is the period from April 1, 2015 to December 14, 2015.
(B) Tenant shall pay to Landlord an amount equal to the sum of (i) the difference between (x) the amount payable for Fixed Rent pursuant to Section 4(C) and Section 4(D) hereof for the period commencing on (and including) December 15, 2015 and ending on (and including) the date hereof (the "Interim Period"), and (y) the Fixed Rent for the Additional Space for the Interim Period paid to Landlord prior to the date hereof pursuant to the Interim Letter Agreement, and (ii) the difference between (a) the Escalation Rent applicable to the Additional Space for the Interim Period, and (b) the Escalation Rent for such space for the Interim Period paid to Landlord prior to the date hereof pursuant to the Interim Letter Agreement. Landlord and Tenant shall agree on such amount no later than ten (10) days after the date hereof. Tenant shall pay Landlord such amount within ten (10) days after the date the parties agree on such amount.
(C) Tenant shall pay Fixed Rent with respect to the Additional Tower Space in the amounts set forth on Exhibit "C-1" attached hereto and made a part hereof.
(D) Tenant shall pay Fixed Rent with respect to the Storage Space in the amounts set forth on Exhibit "C-2" attached hereto and made a part hereof.
(E) The Fixed Rent due hereunder with respect to the Additional Space for the calendar month during which the Additional Space Commencement Date occurs shall be appropriately pro-rated based on the number of days in such calendar month.
5. Taxes and Operating Expenses.
Tenant shall pay the Tax Payment and the Operating Payment for the Additional Tower Space from and after the Additional Space Commencement Date pursuant to Article 26 of the Lease, with the understanding, however that (a) Tenant shall not be required to pay the Tax Payment and the Operating Payment with respect to the Storage Space, (b) Tenant shall not be entitled to the fifty percent (50%) reduction in the Tax Payment pursuant to Section 26.2 of the Lease, and (c) Tenant shall not have the right to make a Section 421-a Election or otherwise use the Section 421-a Tax Benefits applicable to the Additional Tower Space to reduce the Tax Payment for the Additional Tower Space otherwise due hereunder and the Section 421-a Tax

Benefits shall not be taken into account in connection with the determination of the Actual Tax Amount for the Additional Tower Space. The Tax Payment for the Additional Tower Space shall be adjusted for the Tax Year in which the Additional Space Commencement Date and the Expiration Date occur so that Tenant only pays the Tax Payment for the Additional Tower Space in respect of Taxes that accrue during the Term. The Operating Payment for the Additional Tower Space shall be adjusted for the Operating Period in which the Additional Space Commencement Date and the Expiration Date occur so that Tenant only pays the Operating Payment for the Additional Tower Space in respect of Operating Expenses that accrue during the Term.
6. Option Space.
(A) Article 36 of the Lease is hereby amended by terminating the Option to lease the Lower Option Space and the Upper Option Space, each of which shall be deleted from the Option Space, and adding the Option to lease the Additional Option Space as set forth herein.
(B) Section 36.1, Section 36.2, Section 36.3, Section 36.4 and Section 36.5 of the Lease are hereby deleted in their entirety and the following clauses are hereby substituted thereof:
"Section 36.1. Subject to the terms of this Section 36, Landlord shall not lease (or permit to be leased) to any party other than Tenant or Landlord's Affiliate all of the space on the twenty-ninth (29th) floor of the Building described on Exhibit "E" attached hereto and made a part hereof (the "Additional Option Space") without, in either case, first instituting the procedure described in this Article 36. The Additional Option Space is currently being used by Landlord as its management office.
Section 36.2. Landlord shall institute the procedure described in this Article 36 by giving notice thereof (the "Option Notice") to Tenant, which Option Notice shall (i) set forth Landlord's calculation of the number of square feet of Rentable Area contained in the Additional Option Space, and (ii) set forth the date that Landlord reasonably expects the Additional Option Space to be vacant and available for Tenant's occupancy (such date designated by Landlord being referred to herein as the "Scheduled Option Space Commencement Date").
Section 36.3. Tenant shall have the option (the "Option") to lease all of the Additional Option Space for a term (the "Option Term") commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the "Response Notice") to Landlord not later than the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Response Notice to Landlord to exercise the Option. If Tenant does not give the Response Notice to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives the Option Notice to Tenant, then, subject to Article 40 hereof, Landlord shall thereafter have the right to lease the Additional Option Space (or any part thereof) to any other party on terms acceptable to Landlord in

Landlord's sole discretion without being required to make any other offer to Tenant regarding the Additional Option Space under this Article 36, except that if Landlord does not lease the Additional Option Space (or any part thereof) to another party (which is not an Affiliate of Landlord) within two (2) years after the date that Landlord gives the applicable Option Notice to Tenant, then Landlord shall not thereafter lease (or permit to be leased) the Additional Option Space to another party without first again complying with the procedure set forth in this Article 36. Tenant shall not have the right to revoke a Response Notice given to Landlord pursuant to this Article 36.
Section 36.4. Tenant shall not have the right to exercise the Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Additional Option Space to any other party without first offering the Additional Option Space to Tenant as contemplated by this Article 36) if the Minimum Square Footage Requirement is not then satisfied. Tenant shall not have the right to exercise the Option if (x) Tenant has theretofore exercised the Renewal Option for the Partial Renewal Space (rather than the entire Premises), and (y) no portion of the Partial Renewal Space is located on the twenty-ninth (29th) floor of the Building and, accordingly, from and after the date that Tenant exercises the Renewal Option for such Partial Renewal Space, (I) Landlord shall have no obligation to give an Option Notice to Tenant, and (II) subject to Article 40 hereof, Landlord shall have the right to lease the Additional Option Space (or any portion thereof) to any other party without first offering the Additional Option Space to Tenant as contemplated by this Article 36. Tenant shall not have the right to exercise the Option from and after the Option Cutoff Date, and, accordingly, from and after the Option Cutoff Date, (I) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Additional Option Space, and (II) Landlord shall have the right to lease the Additional Option Space to any other Person without first offering the Additional Option Space to Tenant as contemplated by this Article 36. The term "Option Cutoff Date" shall mean the date that is three (3) years before the Fixed Expiration Date, except that if Tenant exercises the Renewal Option, then the Option Cutoff Date shall be the date that is three (3) years before the last day of the Renewal Term.
Section 36.5. If Tenant exercises the Option in accordance with the provisions of this Article 36, then, on the Option Space Commencement Date for the Additional Option Space, (i) the Additional Option Space shall be added to the Premises and deemed to be "Applicable Option Space" for purposes of this Lease (except as otherwise provided in this Section 36.5); (ii) the term of this Lease for the Additional Option Space shall extend for the Option Term; (iii) Landlord shall not be obligated to perform any work or make any installations in the Additional Option Space or grant Tenant a work allowance therefor (except to the extent otherwise expressly provided in this Section 36.5); (iv) in connection with Tenant's exercising Tenant's rights as set forth in this Article 36 to lease the Additional Option Space, the Fixed Rent for the Additional Option Space shall be an amount equal to the Fair Market Rent therefor, determined in accordance with

Article 38 hereof. In no event shall the Fixed Rent for the Additional Option Space at any time prior to the Fixed Expiration Date be less than the product obtained by multiplying (a) the number of square feet of Rentable Area of the Additional Option Space, by (b) the net fixed rent amounts calculated on a per square foot basis that are in effect from time to time as shown on Exhibit C-1 attached hereto and made a part hereof. If the Option Term extends beyond the Fixed Expiration Date in accordance with the terms hereof, then, subject to the terms of Section 36.4 hereof, the Fixed Rent for the Additional Option Space shall be an amount equal to the Fair Market Rent therefor, determined in accordance with Article 38 hereof, provided that in no event shall the Fixed Rent for the Additional Option Space at any time be less than the product obtained by multiplying (1) the number of square feet of Rentable Area of the Additional Option Space, by (2) the quotient obtained by dividing (x) the Fixed Rent due hereunder for the portion of the Renewal Premises that constitutes Additional Tower Space that is in effect from time to time, by (y) the number of square feet of Rentable Area comprising the portion of the Renewal Premises that constitutes Additional Tower Space at the time the Fixed Rent is being determined for the Additional Option Space. If Tenant exercises the Option to lease Additional Option Space pursuant to the terms hereof, then Landlord shall use Landlord's reasonable efforts to reconfigure (or, at Landlord's option, to permit Tenant to reconfigure) the Building Systems (including, without limitation, the Premises Elevators) to the extent reasonably necessary so that the Shared Building Systems and Premises Systems that serve the Premises (other than the Additional Option Space) integrate with the Shared Building Systems and Premises Systems that serve the Additional Option Space; provided, however, that Landlord shall not have any obligation to so reconfigure (or to permit Tenant to reconfigure) Building Systems to the extent that such reconfiguration has a material and adverse effect on such Building Systems. Tenant shall reimburse Landlord for any actual out-of-pocket costs that Landlord incurs in so using reasonable efforts to reconfigure the Building Systems, within thirty (30) days after Landlord's request therefor (together with reasonable supporting documentation for such costs). If Tenant exercises the Option to lease the Additional Option Space, then (i) Landlord shall cause the Additional Option Space to be delivered to Tenant in a condition that complies with all applicable Requirements (for unoccupied space) and in broom-clean condition, and (ii) Landlord shall deliver to Tenant (X) a reasonable number of counterparts of Form ACP-5 for the Additional Option Space promptly after the date that Tenant gives to Landlord such documentation and information that Landlord reasonably requires before providing such counterparts of Form ACP-5, and (Y) other reasonable evidence to the effect that Tenant's performance of Alterations in the Additional Option Space will constitute a "non-asbestos project" (as defined for purposes of the aforesaid Form ACP-5); provided, however, that Landlord shall only be required to provide the items described in this clause (ii) to the extent that Tenant reasonably requires such items under applicable Requirements for presentation to applicable Governmental Authorities to permit Tenant to perform Alterations in the Additional Option Space or to conduct Tenant's business therein (the items to be provided by Landlord under clause (i) and clause (ii) above being collectively referred to herein as the "Applicable Option Space Items"). Nothing contained in this Section 36.5 limits Tenant's obligation to comply with the provisions of Article 3 hereof in connection with any Alterations that Tenant intends to perform in the Premises (including, without limitation, the Additional Option Space)."
(C) Landlord and Tenant acknowledge and agree that the terms of Section 36.7, Section 36.8, Section 36.9, Section 36.10 and Section 36.11 of the Lease are hereby deleted in their entirety.
(D) If Tenant exercises Tenant's right to lease the Additional Option Space as provided herein, then Landlord and Tenant shall execute and deliver an amendment to the Lease (as amended hereby), in reasonable form, promptly after Tenant exercises such rights, setting forth the terms of Tenant's leasing of the Additional Option Space, provided that the failure to execute and deliver an amendment to the Lease shall not obviate Tenant's exercise of Tenant's right to lease the Additional Option Space or the inclusion of the Additional Option Space as part of the Premises as provided herein.
7. Renewal Option.
(A) Section 37.1(A) of the Lease is hereby modified by adding the following to the end of the first sentence:
"and (d) Tenant gives Landlord, simultaneously with the Renewal Notice, either (or some combination of) (i) an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) and/or (ii) a replacement Letter of Credit that meets the requirements set forth in Section 43.1 hereof, which amendment or replacement (or combination thereof) meet the following requirements: (x) the final expiry of all Letters of Credit in favor of Landlord under Article 43 is April 8, 2039 and (y) the aggregate face amount of all Letters of Credit in favor of Landlord is increased to (or equals) Two Hundred Million Dollars ($200,000,000) if Tenant has been entitled to a reduction of the Letter of Credit pursuant to Section 43.4(B); provided, however, (a) if Tenant has been entitled to a reduction of the Letter of Credit pursuant to Section 43.4(A) hereof (and such reduction has not been rescinded pursuant to the final sentence of Section 43.4(A)), than such aggregate face amount under subclause (y) shall equal [***] , subject to subsequent increase if the final sentence of Section 43.4(A) shall be subsequently applicable, (b) for the avoidance of doubt, the delivery of such amendment to, or replacement of, the Letter of Credit shall be subject to any exercise of Tenant's rights under, and in accordance with and subject to, the terms and conditions of Section 43.2(C) and (c) Tenant's delivery of the Renewal Notice shall not be effective for purposes hereof (and shall be of no force or effect) unless Tenant includes therewith such amendment to the Letter of Credit or such replacement Letter of Credit (or such combination thereof) which complies with this subsection (d)."

(B) Section 37.1(B) of the Lease is hereby deleted in its entirety and the following clause is hereby substituted thereof:
"(B) Subject to the terms of Section 37.1(C) hereof, Tenant shall have the right to renew the term hereof for the Renewal Term with respect to either (x) the entire Premises demised hereby on the Fixed Expiration Date, or (y) a portion of the Premises, provided that if Tenant desires to renew the term with respect to a portion of the Premises (a "Partial Renewal"), then (a) Tenant must renew at least Four Hundred Fifty-Five Thousand One Hundred Sixteen (455,116) square feet of Rentable Area, and (b) the portion of the Premises that is included in a Partial Renewal must consist of (I) the entire portion of the Premises that is on Lower Level 2 and Lower Level 3 of the Building, and (II) additional portions of the Premises that are vertically contiguous to each other consisting of (A) the entire portion of the Premises that is on the lowest floor of the Building above grade, and (B) additional floors of the Premises above such floor of the Building that constitute all of the Rentable Area on such floors of the Building (or constitute all of the Rentable Area then leased to Tenant on such floors of the Building if Tenant is leasing less than the entire Rentable Area on such floors); provided, however, that (1) for purposes of clause (II) above, the tenth (10th) and thirteenth (13th) floors of the Building shall be deemed to be vertically contiguous notwithstanding that the two (2) floors located between the tenth (10th) and thirteenth (13th) floors of the Building are used for the storage of mechanical equipment, (2) Tenant may not renew the portion of the Premises on the sixth (6th) floor of the Building unless Tenant also exercises the Renewal Option for the portion of the Premises on the seventh (7th) floor of the Building, (3) Tenant may not renew for any portion of the Additional Tower Space unless Tenant exercises its renewal right for all of the Basic Premises (other than the Additional Tower Space), and (4) Tenant may not renew for more than four (4) floors of the Additional Tower Space unless Tenant renews for all of the Additional Tower Space (the portion of the Premises described in clause (y) above being referred to herein as the "Partial Renewal Space"; the Premises, or the Partial Renewal Space, with respect to which Tenant exercises the Renewal Option being referred to herein as the "Renewal Premises"; the portion of the Premises that does not constitute the Partial Renewal Space is referred to herein as the "Removed Space"). If (i) Tenant gives the Renewal Notice to Landlord, and (ii) Tenant fails to indicate therein that Tenant is exercising the Renewal Option for only the Partial Renewal Space, then Tenant shall be deemed to have designated that the Renewal Premises constitutes the entire Premises demised hereby as of the Fixed Expiration Date. If Tenant exercises the Renewal Option for only the Partial Renewal Space as contemplated by this Section 37.1, then (A) on the Fixed Expiration Date, Tenant shall surrender to Landlord possession of the Removed Space in accordance with the provisions of this Lease that govern Tenant's obligations in respect of the delivery of possession of the Premises to Landlord upon the expiration or earlier termination of the Term, and (B) on or prior to the Fixed Expiration Date, Tenant, at Tenant's sole cost and expense and otherwise in accordance with the terms of Article 3 hereof, shall demise the Removed Space separately from the Partial Renewal Space."

(C) Section 37.1(D) of the Lease is hereby deleted in its entirety and the following clause is hereby substituted thereof:
"(D) Subject to the terms of this Section 37.1(D), if (x) Tenant exercises the Option in accordance with Article 36 hereof, and (y) Tenant thereafter exercises the Renewal Option (and Tenant's exercise of the Renewal Option is not declared ineffective or rescinded pursuant to this Article 37), then subject to the terms hereof, Tenant shall also be deemed to have renewed the Option Term for the Renewal Term for the Additional Option Space and in such event, the Additional Option Space shall be deemed to be "Initial Term Option Space" for purposes of this Lease (as amended hereby). If Tenant gives the Renewal Notice and no portion of the Renewal Premises is located on the twenty-ninth (29th) floor of the Building, then Landlord shall have the right to declare that the Option Term for the Additional Option Space shall not be so extended for the Renewal Term by giving notice thereof to Tenant on or prior to the forty-fifth (45th) day after the date that Tenant gives the Renewal Notice to Landlord and if Landlord gives such notice, then the Option Term for the Additional Option Space shall expire on the Fixed Expiration Date."
(D) The definition of the term "Base Rental Amount" as set forth in Section 38.1(E) of the Lease is hereby amended by deleting clause (4) in its entirety and the following clause is hereby substituted thereof:
"(4) in connection with the determination of the Rental Value of the Additional Option Space that comprises a portion of the Renewal Premises for the Renewal Term, an amount equal to the product obtained by multiplying (a) the number of square feet of Rentable Area of the Additional Option Space, by (b) the quotient obtained by dividing (x) the Fixed Rent due hereunder for the portion of the Renewal Premises that constitutes Additional Tower Space that is in effect from time to time, by (y) the number of square feet of Rentable Area comprising the portion of the Renewal Premises that constitutes Additional Tower Space."
(E) The definition of the term "Base Rental Amount" as set forth in Section 38.1(E) of the Lease is also hereby amended by adding the following clauses (6) and (7) thereto:
"(6) in connection with the determination of the Rental Value of any portion of the Renewal Premises that constitutes Additional Tower Space for the Renewal Term, the amounts set forth on Exhibit "D-1" attached hereto and made a part hereof that are in effect from time to time.
(7) in connection with the determination of the Rental Value of any portion of the Renewal Premises that constitutes Storage Space for the Renewal Term, the amounts set forth on Exhibit "D-2" attached hereto and made a part hereof that are in effect from time to time."

(F) If Landlord exercises Landlord's right to consummate a Sublease Recapture, then at any time after such Sublease Recapture is consummated, Landlord shall be permitted to re-allocate portions of the Premises that constitute the Recapture Space among the existing units of the Condominium and one or more additional units created by Landlord or its Affiliates. If Tenant exercises the Renewal Option for the Partial Renewal Space, then at any time after such Renewal Option is consummated, Landlord shall be permitted to re-allocate portions of the Premises that constitute the Removed Space among the existing units of the Condominium and one or more additional units created by Landlord or its Affiliates. Tenant, at Landlord's sole cost and expense, shall reasonably cooperate with Landlord in connection with such reallocation.
8. Landlord's Notices. Landlord hereby advises Tenant that for purposes of Section 25.1 of the Lease, Landlord's address is as follows:
c/o Vornado Office Management LLC
888 Seventh Avenue
New York, New York 10019
Attn.: President - New York Division
with a copy to:
Vornado Realty Trust
210 Route 4 East
Paramus, New Jersey 07652
Attn.: Executive Vice President - Finance and Administration and Chief Financial Officer
and with a copy to:
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attn.: Ronald D. Sernau, Esq.
9. Letter of Credit.
(A) The following definitions are hereby added to the Lease:
"Fitch" shall mean Fitch, Inc. and its successors, or if Fitch, Inc. or its successor hereafter ceases the publication of ratings for long-term unsecured debt obligations, then Fitch, Inc. shall mean a reputable rating agency reasonably designated by Landlord and each of the ratings specified in Section 43.1(A)(x) and Section 43.2(C) hereof with respect to Fitch shall instead be such long-term unsecured debt ratings issued by such rating agency as most closely approximates such specified long-term unsecured debt ratings by Fitch, Inc. as of the date hereof.

"Moody's" shall mean Moody's Investors Service, Inc. and its successors, or if Moody's Investors Service, Inc. or its successor hereafter ceases the publication of ratings for long-term unsecured debt obligations, then Moody's shall mean a reputable rating agency reasonably designated by Landlord and each of the ratings specified in Section 43.1(A)(x) and Section 43.2(C) hereof with respect to Moody's shall instead be such long-term unsecured debt ratings issued by such rating agency as most closely approximates such specified long-term unsecured debt ratings by Moody's Investors Service, Inc. as of the date hereof.
"S&P" shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors, or if Standard & Poor's Ratings Services or its successor hereafter ceases the publication of ratings for long-term unsecured debt obligations, then S&P shall mean a reputable rating agency reasonably designated by Landlord and each of the ratings specified in Section 43.1(A)(x) and Section 43.2(C) hereof with respect to S&P shall instead be such long-term unsecured debt ratings issued by such rating agency as most closely approximates such specified long-term unsecured debt ratings by Standard & Poor's Ratings Services as of the date hereof.
(B) The following is hereby added to the Lease as a new Article 43:
"Article 43
LETTER OF CREDIT
43.1 Letter of Credit Generally.
(A) Not later than February 1, 2016, Tenant shall deliver to Landlord one or more clean, irrevocable, transferable and unconditional letters of credit (as the context may require, each, a "Letter of Credit" and collectively, the "Letter of Credit") issued by and drawn upon one or more domestic U.S. banks or U.S. agencies or branches of foreign banks (each, an "Issuing Bank"), each of which (x) shall be a member bank of the New York Clearinghouse Association, the long-term unsecured debt obligations of which are rated at least [***] by Fitch and S&P and [***] by Moody's, (y) shall have not been declared insolvent or placed into receivership in either case by Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (z) has a physical street address in New York County, New York, at which physical street address the beneficiary thereof can present the Letter of Credit for payment. Each Letter of Credit shall:
(i) be in a form reasonably acceptable to Landlord (provided that a Letter of Credit that complies with, and does not contain any provisions inconsistent with, the provisions of this Article 43 and that does not reduce Landlord's rights under this Article 43 (other than in an immaterial manner) or impose any monetary obligation on Landlord or (other than to a de minimis extent) any other obligation or burden on Landlord will be deemed reasonably acceptable); it being agreed that the form of Letter of

Credit attached hereto as Exhibit "43.1" and made a part hereof is acceptable to Landlord,
(ii) be for the benefit of Landlord, its successors and assigns, subject to Section 43.1(C),
(iii) be in the amount of TWO HUNDRED MILLION DOLLARS ($200,000,000.00), subject to Section 43.4 (as may be adjusted pursuant to the terms hereof, the "Letter of Credit Amount"),
(iv) except as otherwise provided in this Section 43.1, conform and be subject to the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce, Publication No. 600 (or any revision thereof or successor thereto),
(v) be fully transferable by the beneficiary thereof without any fees or charges therefor,
(vi) provide that beneficiary shall be entitled to draw upon the Letter of Credit, in whole or in multiple drawings, upon presentation to the Issuing Bank of a sight draft (with no other documentation), and
(vii) have an initial term of 364 days but shall provide that it shall be deemed automatically renewed, without amendment, for consecutive periods of one year for each year thereafter during the entire Term and for a period of thirty (30) days thereafter, unless the Issuing Bank shall send a notice (a "Non-Renewal Notice") to the beneficiary (and/or its designee, and the beneficiary may specify two persons to receive such notice, either both representatives of the beneficiary or representatives of the beneficiary and a third party (such as Landlord's lender) as the beneficiary may designate), by registered mail, return receipt requested, not less than sixty (60) days next preceding the then expiration date of the Letter of Credit that the Issuing Bank elects not to renew such Letter of Credit.
If Landlord receives a Non-Renewal Notice from an Issuing Bank, Landlord shall have the right, by sight draft on the Issuing Bank, to receive the monies represented by the then existing Letter of Credit, and to hold and/or disburse such proceeds pursuant to the terms of this Article 43 unless on or prior to the date that is thirty (30) days prior to the then expiration date of the Letter of Credit, Tenant delivers a replacement Letter of Credit (which shall comply with all of the conditions set forth in this Article 43).
(B) If Landlord shall fail, for any reason whatsoever, to draw upon the Letter of Credit within the thirty (30) day period described in the final sentence of Section 43.1(A), and the Letter of Credit shall have an expiration date that will occur prior to the thirtieth (30th) day following the Fixed Expiration Date (or the last day of a Renewal Term, if Tenant exercises the applicable Renewal Option), then Tenant shall, upon demand, immediately furnish Landlord with a replacement Letter of Credit (which shall comply with all of the conditions set forth in this Article 43), so that Landlord shall have the entire Letter of Credit on hand at all times during the Term and for a period of thirty (30) days thereafter. Tenant acknowledges and agrees that Landlord shall have the right to draw upon the Letter of Credit only in any instance so provided in this Article 43 or in any instance in which Landlord would have the right to use, apply or retain the whole or any part of the proceeds of such Letter of Credit pursuant to the terms of this Article 43.
(C) Landlord shall have the right from time to time to change the beneficiary of the Letter of Credit from Landlord to Landlord's lender or an agent on behalf of all lenders (and thereafter to change the beneficiary back to Landlord) and to have Tenant execute and deliver an agreement, among Tenant, Landlord and Landlord's lender or such agent, setting forth such lender's right to exercise (in lieu of Landlord) the rights afforded to Landlord under this Article 43; provided, however, that any such agreement shall be reasonably satisfactory to Tenant and shall not impose any material obligations on Tenant in addition to those imposed on Tenant, or modify in any material respect any of Tenant's rights under, this Lease including without limitation this Article 43. Regardless whether Landlord exercises the right set forth above in the Section 43.1, Landlord shall have the right to pledge to its lender(s) or to its (or their) agent, as security for a loan, Landlord's rights to the Letter of Credit and the proceeds thereof.
(D) If the Letter of Credit is lost, stolen, damaged or destroyed, then Tenant, at Landlord's sole cost and expense, shall reasonably cooperate with Landlord in connection with the issuance of a replacement Letter of Credit by the Issuing Bank.
43.2 Certain Additional Landlord's Rights.
(A) Tenant agrees that, if (i) an Event of Default shall occur, or (ii) Tenant shall fail to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Fixed Expiration Date (or the last day of a Renewal Term, if Tenant exercises the applicable Renewal Option), and perform all restoration and other obligations in accordance therewith, Landlord may draw on the Letter of Credit and use, apply or retain the whole or any part of the proceeds of the Letter of Credit solely to the extent required for the payment of any payments as to which Tenant shall be in default under this Lease or for any monies which Landlord may expend or may be required to expend or which Landlord may be entitled under the terms of this Lease (including, without limitation, under Article 17 of this Lease) to recover by reason of Tenant's default in respect of any of the covenants, agreements, terms, provisions and conditions of this Lease, including any damages or deficiency to which Landlord is entitled under the terms of this Lease (including, without limitation, under Article 17 of this Lease) in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord (it being agreed that Landlord, in exercising its right to draw upon the Letter of Credit pursuant to the terms of this Article 43, at its option, may make partial draws on the Letter of Credit from time to time). Landlord shall not be required to so use, apply or retain the whole or any part of the proceeds of the Letter of Credit, but if the whole or any part thereof shall be so used, applied or retained, then Tenant shall, within five (5) days after demand, deliver to Landlord either cash security or a replacement Letter of Credit in an amount such that Landlord shall thereafter have a Letter of Credit or cash security for the entire Letter of Credit Amount on hand at all times during the Term; provided, that if Tenant has delivered cash security (and not a replacement Letter of Credit) in accordance with this sentence, then Tenant shall within fifteen (15) days after the demand referenced above deliver a replacement Letter of Credit in an amount equal to the amount required so that Landlord shall thereafter have a Letter of Credit for the entire Letter of Credit Amount at all times during the Term (it being agreed that Landlord shall turn over to Tenant or its designee such cash security in exchange for such replacement Letter of Credit).
(B) If at any time an Issuing Bank does not meet the requirements for an Issuing Bank set forth in Section 43.1 hereof, then Tenant shall deliver to Landlord a replacement Letter of Credit issued by a replacement Issuing Bank so that such replacement Letter of Credit and Issuing Bank shall satisfy the requirements set forth in Section 43.1 hereof, such delivery to be made within thirty (30) days after the date that Landlord gives Tenant notice of such Issuing Bank's failure to satisfy such requirements.
(C) Notwithstanding the terms of Section 43.1(A)(x) and Section 43.2(B), if an Issuing Bank does not meet the requirements for an Issuing Bank set forth in Section 43.1 hereof solely because one or more the ratings of its long-term unsecured debt obligations have been lowered such that that they are no longer at least [***] by Fitch and S&P and [***] by Moody's, then:
(i) if Tenant has not previously been entitled to a reduction of the Letter of Credit pursuant to Section 43.4(A) (or Tenant has previously been entitled to such reduction but the same has been rescinded pursuant to the final sentence of Section 43.4(A)),
(a) Tenant must deliver a replacement Letter of Credit in the face amount of at least [***] issued by an Issuing Bank the long-term unsecured debt obligations of which are rated at least [***] by Fitch and S&P and [***] by Moody's and otherwise satisfying the requirements set forth in Section 43.1, and
(b) [***]

; and
(ii) if [***] , Tenant must deliver a replacement Letter of Credit in the face amount of at least [***] issued by an Issuing Bank the long-term unsecured debt obligations of which are rated at least [***] by Fitch and S&P and [***] by Moody's and otherwise satisfying the requirements set forth in Section 43.1 hereof.

[***] .
(D) If Tenant fails to deliver to Landlord a replacement Letter of Credit as required pursuant to either Section 43.2(A), (B) or (C), or Section 43.1(A) or (B), within the applicable time period specified in such provisions for such replacement, then Landlord, in addition to Landlord's other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 43).
(E) Landlord's presentation of a Letter of Credit as described in Section 43.2(D) shall not relieve Tenant of the obligation to provide a replacement Letter of Credit within the applicable time periods specified herein, and the failure to do so shall constitute an Event of Default hereunder (it being agreed by Landlord that during any such time period, Landlord shall turn over to Tenant or its designee any proceeds drawn under such Letter of Credit and not applied in accordance herewith in exchange for such replacement Letter of Credit).

(F) Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Nothing contained in this Article 43 limits Landlord's rights or remedies in equity, at law, or as otherwise set forth herein.
(G) All fees, costs and expenses payable or incurred by Tenant or its affiliates in connection with the Letter of Credit shall be borne by Tenant; provided that if Tenant is required to obtain a replacement Letter of Credit pursuant to Section 43.2(C)(i)(a), then any incremental customary fronting fees payable by Tenant to the Issuing Bank in obtaining such replacement Letter of Credit from the Issuing Bank which Tenant would not have otherwise incurred had it obtained such replacement Letter of Credit from an Issuing Bank described in Section 43.2(C)(i)(b) shall be paid as follows: (i) Tenant shall pay such fronting fees up to [***] of the face amount of the replacement Letter of Credit; (ii) Landlord and Tenant shall split equally such fronting fees to the extent the same exceed [***], but are less than [***], of the face amount of such replacement Letter of Credit and (iii) Landlord shall pay such fronting fees in excess of such [***].
(H) Notwithstanding the terms of Section 43.2(C), at any time, and from time to time, on thirty (30) days’ notice to Tenant (or such shorter notice period as may reasonable at the time):
(1) [***]:
(x) [***] by Fitch and S&P and [***] by Moody's (or some combination of the foregoing and the ratings set forth in the immediately succeeding clause (y)), or
(y) [***] by Fitch and S&P and [***] by Moody's, and
(2) [***]:
(x) [***], or
(y) [***].

[***]
43.3 Return of Letter of Credit. The Letter of Credit (less any amounts thereof applied by Landlord pursuant to this Article 43) shall be returned to Tenant within thirty (30) days after the Expiration Date, the delivery of exclusive possession of the Premises to Landlord in the condition required by this Lease and the performance of all of the other obligations of Tenant to be performed either prior or subsequent to, or as of, the expiration of the Term.
43.4 Reduction of Letter of Credit.
(A) At such time, if any, as all of the following conditions shall exist: (a) [***], (b) Tenant shall be subject to, and complying with, the current and periodic reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (c) no Event of Default shall have occurred and be continuing and this Lease shall otherwise be in full force and effect, and (d) [***]. Landlord shall inform Tenant promptly of the occurrence of the condition contained in subsection (d) of this Section 43.4. The Issuing Bank for such reduced Letter of Credit must satisfy the ratings and other requirements of Section 43.1 (and, for clarity, without regard to the provisions of Section 43.2(C)). If at any time after a reduction of the Letter of Credit in accordance with this Section 43.4(A), clause (b) hereof is no longer true, then, from and after the date that said clause (b) is no longer true, Tenant shall be required once again to provide a Letter of Credit with a face amount of $200,000,000, subject to reduction in accordance with the terms of Sections 43.4(B) and 43.4(C).
(B) If all of the following conditions shall exist as of February 8, 2024 (the "Initial Reduction Date") and as of each anniversary of February 8, 2024 (each an "Anniversary Date") until the Fixed Expiration Date: (i) Tenant has not been entitled to a reduction of the face amount of the Letter of Credit pursuant to Section 43.4(A) hereof as of such date (or Tenant has been entitled to such reduction but the same has been rescinded as of such date pursuant to the final sentence of Section 43.4(A)), (ii) no Event of Default shall have occurred and be continuing and this Lease shall otherwise be in full force and effect as of such date, (iii) Tenant has not exercised the Renewal Option pursuant to Article 37 of the Lease (as amended hereby) as of such date, and (iv) with respect to each Anniversary Date, Tenant has reduced the face amount of the Letter of Credit as of the Initial Reduction Date and any prior Anniversary Date pursuant to this Section 43.4(B), then Tenant shall have the annual right to reduce the face amount of the Letter of Credit by the amount of TWENTY MILLION DOLLARS ($20,000,000) as of such date (but in no event shall the face amount of the Letter of Credit be reduced below ONE HUNDRED MILLION DOLLARS ($100,000,000.00) pursuant to this Section 43.4(B)). If, at any time Tenant is entitled to a reduction of the Letter of Credit pursuant to this Section 43.4(B), Tenant shall be providing one or more Letters of Credit from an Issuing Bank described in Section 43.2(C)(i)(b), then only Letters of Credit from any such Issuing Bank shall be the subject of such reduction.
(C) If Tenant has exercised the Renewal Option pursuant to Article 37 of the Lease (as amended hereby) and all of the following conditions shall exist as of February 8, 2034 (the "Renewal Reduction Date") and as of each anniversary of February 8, 2034 (each a "Renewal Anniversary Date") until the last day of the last day of the Renewal Term: (i) Tenant has not been entitled to a reduction of the face amount of the Letter of Credit pursuant to Section 43.4(A) hereof as of such date (or Tenant has been entitled to such reduction but the same has been rescinded as of such date pursuant to the final sentence of Section 43.4(A)), (ii) no Event of Default shall have occurred and be continuing and this Lease shall otherwise be in full force and effect as of such date, and (iii) with respect to each Renewal Anniversary Date, Tenant has reduced the face amount of the Letter of Credit as of the Renewal Reduction Date and any prior Renewal Anniversary Date pursuant to this Section 43.4(C), then Tenant shall have the annual right to reduce the face amount of the Letter of Credit by the amount of TWENTY MILLION DOLLARS ($20,000,000) (but in no event shall the face amount of the Letter of Credit be reduced below ONE HUNDRED MILLION DOLLARS ($100,000,000.00) pursuant to this Section 43.4(C)). If, at any time Tenant is entitled to a reduction of the Letter of Credit pursuant to this Section 43.4(C), Tenant shall be providing one or more Letters of Credit from an Issuing Bank described in Section 43.2(C)(i)(b), then only Letters of Credit from any such Issuing Bank shall be the subject of such reduction."
10. Financial Disclosure Provisions.
The Financial Disclosure Provisions described on Exhibit "7.10" of the Lease are hereby deleted and Exhibit "7.10" attached hereto and made a part hereof are inserted in lieu thereof.
11. Additional Amendments to the Lease.
Landlord and Tenant hereby amend the Lease as follows:

(A) The definition for the term "Condominium" is hereby deleted and the following is substituted in lieu thereof: "Condominium" shall mean the Beacon Court Condominium.
(B) The definition for the term "Condominium Declaration" is hereby deleted and the following is substituted in lieu thereof: "Condominium Declaration" shall mean the Amended and Restated Declaration of Beacon Court Condominium, dated as of February 8, 2005, pursuant to which the ownership of the fee interests in the Land and the Building were submitted to a condominium form of ownership in accordance with Article 9.1(B) of the New York Real Property Law.
(C) The definition for the term "Fixed Expiration Date" is hereby deleted and the following is substituted in lieu thereof: "Fixed Expiration Date" shall mean February 8, 2029.
(D) The definition for the term "Headquarters Space" is hereby deleted and the following is substituted in lieu thereof:
"Headquarters Space" shall mean, at any particular time, all of the Rentable Area of the Premises occupied by Bloomberg Parties for the conduct of business, provided that, at such time, no space other than the Premises is identified on the corporate website of the applicable Bloomberg Party as such Bloomberg Party” headquarters in the United States.
(E) The definition for the term "Institutional Lender" is hereby deleted and the following is substituted in lieu thereof:
"Institutional Lender" shall mean any of the following (and their Affiliates): a savings bank, a savings and loan association, a commercial bank or trust company (whether acting individually, as a trustee, as a servicing agent or in a fiduciary capacity), a private pension fund, a credit union or credit company, an insurance company, a religious, educational or eleemosynary institution, a federal, state or municipal, or other governmental (including foreign), employee welfare, benefit, pension or retirement fund, any governmental agency or entity whose obligations are insured by a governmental agency, any brokerage or investment banking organization (or an Affiliate thereof), whether acting in its own capacity or on behalf of its clients, any real estate mortgage investment conduit, mortgage real estate investment trust or similar investment vehicle, a sovereign wealth fund, a real estate opportunity fund, a money management firm, a real estate debt fund, a pension advisory firm, a mutual fund, or any combination of Persons that would otherwise constitute Institutional Lenders; provided, however, that (i) a Person (other than a real estate mortgage investment conduit or similar investment vehicle) shall not constitute an Institutional Lender for purposes hereof unless such Person (or such Person and its Affiliates) has net assets of at least Two Hundred Fifty Million Dollars ($250,000,000), and (ii) an Institutional Lender shall also include any other Person that is generally recognized in the capital markets as an institutional lender from and after the date hereof."

(F) Clause (vi) of the definition for the term "Major Sublease" is hereby amended by deleting the phrase "Upper Option Space" and substituting in lieu thereof the phrase "the Additional Tower Space" in each instance.
(G) The definition for the term "Major Sublease Unit" is hereby amended by deleting the phrase "(if Tenant has theretofore exercised Tenant” right to lease such Upper Option Space pursuant to Article 36 hereof)" at the end thereof.
(H) The definition for the term "Minimum Square Footage Requirement" is hereby amended by deleting the number "Three Hundred Fifty Thousand (350,000)" and substituting in lieu thereof the number "Four Hundred Fifty-Five Thousand One Hundred Sixteen (455,116)".
(I) The definition for the term "Permitted Deductible Amount" is hereby deleted and the following is inserted in lieu thereof:
"Permitted Deductible Amount" shall mean [***], which amount shall be adjusted on January 1, 2016 and on January 1 of each succeeding year during the Term to reflect any increase in the Consumer Price Index over the Consumer Price Index as of the date of this Amendment, except that "Permitted Deductible Amount" shall mean (x) a reasonable deductible amount with respect to the following risks covered by Tenant's Property Policy and Landlord's Property Policy: Computer Systems Non Physical Damage; Data, Programs or Software; Earthquake; Flood; Wind and Logistics Extra Cost, and (y) [***] per occurrence with respect to any other risks covered by Tenant's Property Policy and Landlord's Property Policy, which amount shall be adjusted on January 1, 2016 and on January 1 of each succeeding year during the Term to reflect any increase in the Consumer Price Index over the Consumer Price Index as of the date of this Amendment.
(J) The definition for the term "Primary Competitor" is hereby amended by adding the following at the end of such definitions: "and (i) with respect to the restrictions set forth in Section 40.1 hereof, (a) any wholly-owned subsidiary of such Person if such subsidiary derives in such subsidiary's most recently ended fiscal year more than fifty percent (50%) of its revenues from a business that is or from businesses that are in competition with Tenant's Core Business, and (b) any other wholly-owned subsidiary of such Person unless, with respect to this clause (b), the Confidentiality Agreement executed by such subsidiary expressly prohibits the disclosure of Tenant's Confidential Financial Information to such Person (as distinguished from such subsidiary) and there are appropriate "firewalls" or other procedures in place, to Tenant's reasonable satisfaction, to prevent the disclosure of Tenant's Confidential Financial Information to such Person by such subsidiary, and (ii) except with respect to the restrictions set forth in Section 40.1 hereof, any wholly-owned subsidiary of such Person if such subsidiary derives in such subsidiary's most recently ended fiscal year more than fifty percent (50%) of its revenues from a business that is or from businesses that are in competition with Tenant's Core Business."

(K) The definition for the term "Regular Competitor" is hereby amended by adding the following at the end of such definitions: "and (i) with respect to the restrictions set forth in Section 40.1 hereof, (a) any wholly-owned subsidiary of such Person if such subsidiary derives in such subsidiary's most recently ended fiscal year more than fifty percent (50%) of its revenues from a business that is or from businesses that are in competition with Tenant's Core Business, and (b) any other wholly-owned subsidiary of such Person unless, with respect to this clause (b), the Confidentiality Agreement executed by such subsidiary expressly prohibits the disclosure of Tenant's Confidential Financial Information to such Person (as distinguished from such subsidiary) and there are appropriate "firewalls" or other procedures in place, to Tenant's reasonable satisfaction, to prevent the disclosure of Tenant's Confidential Financial Information to such Person by such subsidiary, and (ii) except with respect to the restrictions set forth in Section 40.1 hereof, any wholly-owned subsidiary of such Person if such subsidiary derives in such subsidiary's most recently ended fiscal year more than fifty percent (50%) of its revenues from a business that is or from businesses that are in competition with Tenant's Core Business."
(L) The definition for the term "Rentable Area" is hereby deleted and the following is inserted in lieu thereof:
"Rentable Area" shall mean (x) with respect to a particular floor area of the Premises (other than the Additional Space), the product obtained by multiplying (a) the Usable Area of such floor area, by (b) 1.3157895, and (y) with respect to a particular floor area of the Additional Space, the product obtained by multiplying (i) the Usable Area of such floor area, by (ii)1.36986301.
(M) Section 2.1 of the Lease is hereby modified by adding the phrase", and the Storage Space may only be used for storage purposes" at the end of the first sentence.
(N) Section 2.2(B)(viii) of the Lease is hereby modified by adding the phrase "and a medical center exclusively serving Tenant and other Permitted Occupants" at the end of such clause.
(O) Section 2.3(C) is hereby deleted in its entirety and the following is inserted in lieu thereof:
"(C) Subject to the terms of this Section 2.3(C), Tenant shall have the right to use (and to permit other Permitted Occupants to use), during the Term, in common with other occupants of the Building, the portion of the lobby of the Building shown on Exhibit "2.3" attached hereto and made a part hereof (such portion of the lobby being referred to herein as the "Building Lobby"). Tenant shall have the right to use the Building Lobby as contemplated by this Section 2.3(C) for the purpose of gaining access to, and egress from, the elevators serving the portion of the Premises (i) on Lower Level 2 and the sixth (6th) and twentieth (20th) floor of the Building, and (ii) that constitutes Additional Tower Space. During the period that Bloomberg Party is Tenant hereunder and Bloomberg Parties occupy as Headquarters Space the Entire Premises, Tenant shall also have the right to use, on an exclusive basis, the existing reception desk and/or concierge desk located in the Shared Lobby Area as shown on Exhibit

"2.3" attached hereto and made a part hereof (such reception desk and concierge desk being referred to herein as the "Lobby Desk") in connection with Tenant's use of the Premises for purposes permitted hereunder, provided that Landlord shall have the right to maintain an employee of Landlord or the Condominium at the Lobby Desk for the purpose of accessing the control panel to the Building's Class E system. During the period that Bloomberg Party is Tenant hereunder, and Bloomberg Parties occupy as Headquarters Space at least One Hundred Fifty Thousand (150,000) square feet of the Rentable Area that is demised by this Lease, (x) Tenant shall have the right to use, on a non-exclusive basis, the Building Lobby to install and maintain security equipment in accordance with the terms and subject to the conditions of Article 3 hereof, and for other uses that are consistent with the Tenant's use of the Premises for Headquarters Space, provided each such use conforms to the Building Standard, and (y) Tenant shall also have the right to use, on a non-exclusive basis, a portion of the Lobby Desk that is commensurate with Tenant's occupancy of the Rentable Area demised by this Lease in connection with Tenant's use of the Premises for purposes permitted hereunder. If Tenant so uses the Lobby Desk on an exclusive basis, then Tenant, at Tenant's expense, shall operate, clean, maintain and repair the Lobby Desk in accordance with the Building Standard. If Tenant (or another Permitted Occupant) so uses the Building Lobby, then (i) Tenant shall have the right to list on the building directory located in the Building Lobby (if any) the names of the occupants of the portions of the Premises that are so serviced by the Building Lobby, and (ii) Landlord shall have the right to include in Operating Expenses a pro-rata share of the cost of operating, cleaning, maintaining and repairing the Building Lobby. During the period that Tenant is not using the Lobby Desk on an exclusive basis, Landlord shall also have the right to include in Operating Expenses a pro-rata share of the cost of operating, cleaning, maintaining and repairing the Lobby Desk. Landlord shall not unreasonably withhold, condition or delay Landlord's approval of Alterations that Tenant proposes to make to the Exclusive Lobby Area, at Tenant's sole cost and expense, to diminish the area thereof (and increase correspondingly the area of the Building Lobby) so that the applicable Mid Rise Office Elevators open into the Building Lobby rather than the Exclusive Lobby Area (with the understanding that Tenant shall otherwise perform any such Alterations in accordance with the terms of Article 3 hereof). Either party shall have the right to submit a dispute between the parties that arises under this Section 2.3(C) to an Expedited Arbitration Proceeding."
(P) Section 10.1(D) of the Lease is hereby amended by deleting the number "Three Hundred Fifty Thousand (350,000)" and substituting in lieu thereof the number "Four Hundred Fifty-Five Thousand One Hundred Sixteen (455,116)".
(Q) The first two (2) sentences of Section 2.9 of the Lease are hereby deleted and the following clause is hereby substituted therefor:
"Subject to the terms of this Section 2.9, Landlord hereby consents to Tenant's installing and maintaining fuel lines, electrical lines, telecommunications lines, exhaust ducts and flues and/or other similar lines, ducts, and conduits

(collectively, the "Risers") in the shaft locations shown on Exhibit "2.9" attached hereto and made a part hereof, all at no additional charge to Tenant."
(R) The following is hereby added as a new Section 2.13 of the Lease:
"Section 2.13. Subject to the terms of this Section 2.13, during any period of time that Tenant meets the Minimum Square Footage Requirement and after thirty (30) days of advance notice from Tenant to Landlord, Tenant shall have the right to have up to twelve (12) of its employees use the fitness center on the twenty-ninth (29th) floor of the Building (the "Fitness Center") in accordance with the rules and regulations established therefor pursuant to the documents of the Condominium that govern such use. An employee of Tenant shall not be permitted to use the Fitness Center unless such employee enters into a contract (a "Fitness Center Contract") with the board of managers of the portion of the Condominium that is comprised of various residential units (such portion of the Condominium, the "Residential Unit"). The use of the Fitness Center (including the fees payable for such use of the Fitness Center, which fees shall be in keeping with the fees charged by owners or operators of fitness centers in first-class office Buildings in midtown Manhattan) by an employee of Tenant shall be governed by such employee's Fitness Center Contract. Landlord and Tenant acknowledge and agree that no more than twelve (12) Fitness Center Contracts may be in effect at any time, with the understanding, however, that Tenant shall have the right to have an employee of Tenant use the Fitness Center in accordance with this Section 2.13 in replacement of another employee who has terminated his or her Fitness Center Contract pursuant to the terms thereof."
(S) The following is hereby added as a new Section 2.14 of the Lease:
"Section 2.14. Tenant, at Tenant's cost and expense, shall have the right to continue to bring gas service to the Premises by directly contracting with the applicable utility company using the gas lines currently being utilized by Tenant to obtain such service that run from Lower Level 3 of the Building to Lower Level 2 of the Building and the seventh (7th) floor of the Third Avenue Building. Tenant shall pay directly to the utility company the cost of such gas. Tenant, at Tenant's expense, shall make any additional installations (subject the provisions of Article 3 hereof) that are required for Tenant to obtain gas from the applicable utility company and shall comply with all applicable Requirements in connection therewith. Tenant shall not have the right to make such additional installations if Landlord reasonably believes that such installations would materially interfere with or interrupt the operation and maintenance of the Building or the use and occupancy of the Building by other tenants in the Building. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises with respect to such gas service, provided that the foregoing shall not be deemed to limit Landlord's other obligations set forth in Article 4 hereof. Subject to the terms of this Section 2.14, Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in connection with Tenant's obtaining such direct service. Tenant acknowledges that Landlord makes no representation or warranty that gas service shall continue to be available for the Premises, and, accordingly, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant's other covenants shall not be affected, impaired or excused by reason of the unavailability of gas service to the Building. Tenant also acknowledges that Landlord shall not be liable to Tenant for any failure or defect in the supply or character of such gas service that is furnished to the Building, except to the extent resulting from Landlord's negligence or wilful misconduct. Nothing contained herein shall be deemed to modify Landlord's obligations under Section 27.5 hereof."
(T) The following is hereby added as a new Section 2.15 of the Lease:
"Section 2.15. Subject to this Section 2.15, Tenant shall have the right to tap-in to the low-pressure steam system for the Building at the main steam riser on each floor of the Building where the Premises are located for steam service for the Premises, to the extent steam is then available. Tenant shall not have the right to tap-in to such low-pressure steam system if, at such time, the Residential Unit owners in the Building would not have sufficient steam available to them by virtue of Tenant's use of such steam. If Tenant elects to have such access and such access does not adversely affect the Residential Unit owners as aforesaid, then Landlord shall not be required to make any installations in the Premises to distribute such steam within the Premises. Landlord shall not be required to maintain or repair during the Term any installations that exist in the Premises to distribute steam within the Premises. Tenant's use of steam shall be measured by a meter installed by Tenant at Tenant's expense (which meter shall measure exclusively the steam to be provided to the Premises in accordance with the provisions of this Section 2.15) and Tenant shall pay to Landlord on a monthly basis, as additional rent (the "Steam Additional Rent"), an amount equal to one hundred percent (100%) of the actual charges that Landlord pays to the applicable utility company in connection with providing such steam to Tenant, as measured by such meter. Tenant shall pay the Steam Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant an invoice therefor, which shall be accompanied by Landlord's calculation of the Steam Additional Rent and Landlord's meter readings upon which such calculations are based. Tenant and its authorized representative may have access to such meter from time to time during the Term for the purpose of verifying Landlord's meter readings. Tenant shall have the right to object to Landlord's calculation of the Steam Additional Rent by giving Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Steam Additional Rent. Either party shall have the right to submit a dispute regarding the Steam Additional Rent to an Expedited Arbitration Proceeding."
(U) Section 3.1(B)(6) of the Lease is hereby amended by deleting "One Million Dollars ($1,000,000)" and substituting in lieu thereof "Five Million Dollars ($5,000,000)".

(V) Section 3.1(B)(8) of the Lease is hereby amended by adding the following at the end thereof:
"Landlord hereby approves the contractors, subcontractors or mechanics listed on Exhibit "3.1(B)" attached hereto and made a part hereof as the date hereof; provided, however, Landlord may remove any contractor, subcontractor or mechanic from such list if Landlord has a reasonable basis for such removal on no less than thirty (30) days of prior notice to Tenant, provided that Landlord may not remove any contractor, subcontractor or mechanic from such list during the period that such contractor, subcontractor or mechanic is performing Alterations pursuant to Article 3 hereof."
(W) The following is hereby added at the end of Section 3.1(C)(4) of the Lease:
"Landlord and Tenant hereby acknowledge and agree that the internal staircase between the 21st and 29th floors of the Building and the related fire doors are Specialty Alterations that Landlord has the right to require Tenant to remove upon the expiration or earlier termination of the Term."
(X) Section 3.11 of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"Section 3.11. Landlord and Tenant acknowledge that for federal, state and local income tax purposes that Tenant shall own and depreciate all Alterations made by Tenant after the date hereof, whether or not paid for with any tenant improvement allowance. Landlord and Tenant shall not take positions for federal, state and local income tax purposes that are inconsistent with this Section 3.11. For the avoidance of doubt, neither party shall be deemed to be in violation of this provision to the extent such party took a position inconsistent with the first sentence of this Section 3.11 prior to the date hereof."
(Y) The following is hereby added as new Section 3.13:
"Section 3.13. If (x) any asbestos or asbestos-containing materials are located in the Premises, and (y) applicable Requirements mandate that such asbestos or asbestos-containing materials be abated in connection with any Alterations proposed by Tenant, then Landlord, at Landlord's expense, shall promptly perform such abatement, with reasonable diligence, in accordance with good construction practice and in compliance with all applicable Requirements, except that Landlord shall not be required to remove any asbestos or asbestos-containing materials to the extent that such asbestos or asbestos-containing materials are installed in the Premises by Tenant, or any other Person claiming by, through or under Tenant."
(Z) Section 7.13 of the Lease is hereby deleted in its entirety.

(AA) Section 9.2, Section 9.3 and Section 9.4 of the Lease are hereby deleted in their entirety and the following is hereby substituted therefor:
"Section 9.2 Tenant shall obtain and keep in full force and effect (i) an "all risk" insurance policy for the Tenant Restoration Items in an amount equal to one hundred percent (100%) of the replacement value thereof (the insurance policy described in this clause (i) being referred to herein as "Tenant's Property Policy"), (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with contractual liability coverage for insured contracts covering premises/operations, products/completed operations and personal/advertising injury (the policy described in this clause (ii) being referred to herein as "Tenant's Liability Policy"), and (iii) an "all risk" insurance policy for Tenant's Property in an amount equal to one hundred percent (100%) of the replacement value thereof (the insurance policy described in this clause (iii) being referred to herein as "Tenant's Personal Property Policy"). The deductible under each of Tenant's Liability Policy, Tenant's Property Policy and Tenant's Personal Property Policy shall not exceed the Permitted Deductible Amount. Landlord shall reasonably cooperate with Tenant and its insurance company in the adjustment of any claims with the issuer of Tenant's Property Policy for any damage to the Tenant Restoration Items. Tenant's Property Policy, Tenant's Personal Property Policy and Tenant's Liability Policy shall provide that Tenant is named as the insured. Landlord, Landlord's managing agent, the Condominium Association (and the individual members of the Board of Managers and any Subordinate Board of Managers), the managing agent for the Condominium Association, and any Lessors and any Mortgagees (whose names have been furnished to Tenant) shall be added as additional insureds, as their respective interests may appear, with respect to Tenant's Liability Policy. Tenant shall cause a Mortgagee to be named as a mortgagee under Tenant's Property Policy promptly after Landlord's request from time to time, and provide Landlord with reasonable evidence that such Mortgagee has been so named under Tenant's Property Policy. Tenant's Liability Policy shall provide primary coverage for the Persons required to be named as additional insureds pursuant to this Section 9.2. Any insurance or self-insurance maintained by the additional insureds shall be excess and non-contributory. Tenant shall have the right to obtain Tenant's Property Policy and Tenant's Personal Property Policy using the same insurance policy, provided that such policy otherwise complies with the requirements set forth in this Article 9. Tenant's Liability Policy shall contain a provision that the policy shall provide to Landlord, Landlord's managing agent, the Condominium Association at least thirty (30) days of prior written notice of cancellation has been given to Landlord and such other Persons, which notice shall contain the policy number and the names of the insured and additional insureds, except that such thirty (30) day period shall be reduced to ten (10) days in respect of a cancellation that derives from Tenant's failure to pay the premium for such policy when due. Upon receipt by Tenant of any notice of cancellation or any other notice from the issuer of Tenant's Liability Policy or Tenant's Property Policy which may adversely affect the coverage of the insureds thereunder below what is required herein, Tenant shall immediately deliver to Landlord a copy of such notice. The minimum amounts of liability under the Tenant's Liability Policy shall be a limit with respect to each occurrence in an amount of [***] for bodily injury (or death), personal/advertising injury and damage to property, which amount, at Landlord's request, shall be increased from time to time (but not more frequently than once in any particular period of three (3) years) to that amount of insurance which is then being customarily required by prudent landlords of office buildings that comply with the Building Standard. All insurance required to be carried by Tenant pursuant to the terms of this Lease (other than Tenant's Personal Property Policy) shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of "A" and a financial rating of at least "X". Tenant shall have the right to satisfy Tenant's obligation to carry insurance as described in this Section 9.2 with blanket or umbrella insurance policies. Landlord shall have the right to require that the issuer of Tenant's Property Policy pay any proceeds thereof to an independent trustee or depository that is reasonably designated by a Mortgagee and that has net assets of not less than [***] by giving notice thereof to Tenant (any such trustee or depository designated by a Mortgagee being referred to herein as the "Proceeds Depository"); provided, however, that Landlord shall not have the right to require Tenant to deposit such proceeds with a Proceeds Depository unless the Mortgagee constitutes an Institutional Lender that is not an Affiliate of Landlord. Tenant, in all cases, shall have the right to retain the proceeds of Tenant's Personal Property Policy. Tenant shall have the right to name itself (or any other Person) as loss payee for purposes of Tenant's Property Policy prior to the date that Landlord gives such notice to Tenant (in which case any proceeds of Tenant's Property Policy that are collected by Tenant or such other Person shall be held in trust and applied in accordance with the terms hereof). If Landlord gives such notice to Tenant, then Tenant shall cause Tenant's Property Policy to name the Proceeds Depository as loss payee. If (i) Landlord gives such notice to Tenant, and (ii) this Lease terminates by reason of the applicable fire or other casualty, then Landlord shall cause the Proceeds Depository to disburse such proceeds as provided in Section 9.6(B) hereof. If (x) Landlord gives such notice to Tenant, and (y) this Lease does not terminate by reason of the applicable fire or other casualty, then Landlord shall cause the Proceeds Depository to disburse such proceeds to Tenant, from time to time as Tenant's restoration work progresses, in accordance with customary and reasonable procedures therefor as designated by the Mortgagee; provided, however, that Landlord shall cause the Proceeds Depository to disburse such proceeds to Tenant promptly after the Proceeds Depository's receipt thereof if the aggregate amount of such proceeds arising out of a particular fire or other casualty is less than [***]. Either party shall have the right to submit to an Expedited Arbitration Proceeding any dispute between the parties regarding the identity of the Proceeds Depository or the aforesaid procedures designated by the Proceeds Depository for the disbursement of such proceeds.
Section 9.3 Landlord shall obtain and keep in full force and effect, and/or cause the Condominium Association to obtain and keep in full force and effect, (x) insurance against loss or damage by fire and other casualty to the Landlord Restoration Items (other than foundations and footings), as may be insurable under then available standard forms of "all risk" insurance policies, in an amount equal to one hundred percent (100%) of the replacement value thereof (with a deductible in an amount not to exceed the Permitted Deductible Amount), and (y) insurance against rental loss deriving from a fire or other casualty described in clause (x) above in an amount that is reasonably expected to cover thirty-six (36) months of rental loss from the Premises (the insurance described in clause (x) and clause (y) above being collectively referred to herein as "Landlord's Property Policy"). Tenant shall reasonably cooperate with Landlord, the Condominium Association, and their respective insurance companies in the adjustment of any claims for any damage to the Landlord Restoration Items. Landlord shall obtain and keep in full force and effect during the Term a valid and enforceable policy ("Landlord's Liability Policy") of commercial general liability insurance on an occurrence basis, with contractual liability coverage for insured contracts covering premises/operations, products/completed operations and personal/advertising injury. Landlord's Liability Policy and Landlord's Property Policy shall be issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best's Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of "A" and a financial rating of at least "X". The minimum amount of liability covered by Landlord's Liability Policy shall be a limit with respect to each occurrence in the amount of [***] for bodily injury (or death), personal/advertising injury and damage to property, which minimum amount shall be subject to reasonable and customary increases from time to time (but not more frequently than once in any particular period of three (3) years) to that amount of insurance which is then being carried by prudent landlords of office buildings that comply with the Building Standard. The deductible under Landlord's Liability Policy shall not exceed the Permitted Deductible Amount. Landlord shall name Tenant and Affiliates of Tenant that occupy the Premises and of which Tenant gives notice to Landlord as an additional insured on Landlord's Liability Policy. Landlord's Liability Policy shall contain a provision that the policy shall provide to Tenant at least thirty (30) days of prior written notice of cancellation has been given to Tenant, which notice shall contain the policy number and the names of the insured and additional insureds, except that such thirty (30) day period shall be reduced to ten (10) days in respect of a cancellation that derives from Landlord's failure to pay the premium for such policy when due. Upon receipt by Landlord of any notice of cancellation or any other notice from the issuers of Landlord's Property Policy or Landlord's Liability Policy which may adversely affect the coverage of the insureds under such policy of insurance below what is required herein, Landlord shall immediately deliver to Tenant a copy of such notice.
Section 9.4 On or prior to the First Commencement Date, Tenant shall deliver to Landlord appropriate certificates of insurance, including copies of additional insured endorsements (blanket endorsements are acceptable) and evidence of waivers of subrogation required pursuant to Section 10.3 hereof, required to be carried by Tenant pursuant to this Article 9. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord prior to the expiration of such policy. On or prior to the First Commencement Date, Landlord shall deliver to Tenant appropriate certificates of insurance, including evidence of waivers of subrogation required pursuant to Section 10.3 hereof, required to be carried by Landlord pursuant to this Article 9. Evidence of renewal or replacements of a policy shall be delivered by Landlord to Tenant prior to the expiration of such policy."
(BB) The definition of "Rent Per Square Foot" in Section 12.7(B)(2) of the Lease is hereby modified by adding the following at the end thereof:
"(iv) with respect to the Additional Space, the sum of (I) the quotient obtained by dividing (A) the Fixed Rent due hereunder in respect of the Additional Space at such time, by (B) the number of square feet of Rentable Area comprising the Additional Space, and (II) the Escalation Rent Per Square Foot.
(v) with respect to the Additional Option Space, the sum of (I) the quotient obtained by dividing (A) the Fixed Rent due hereunder in respect of the Additional Option Space at such time, by (B) the number of square feet of Rentable Area comprising the Additional Option Space, and (II) the Escalation Rent Per Square Foot."
(CC) The definition of "Applicable Terms" in Section 12.11 of the Lease is hereby modified by adding the phrase "or the Additional Option Space" after the phrase "any Lower Option Space or any Upper Option Space" in clause (iv) thereof.
(DD) Clause (v) of Section 12.13 of the Lease is hereby modified by adding the phrase "or for as long as a Bloomberg Party is Tenant hereunder, such Permitted Person is owned, controlled or funded by the Bloomberg Foundation or Michael Bloomberg" at the end of such clause.
(EE) Section 13.1 of the Lease is hereby amended by adding the phrase "or pursuant to Section 13.5 hereof" after the phrase "pursuant to Section 13.3 hereof."
(FF) Landlord and Tenant acknowledge that Tenant is obtaining electricity to the Additional Space by submeter as contemplated by clause (GG) of this Section 11 in lieu of obtaining electricity directly from the utility company serving the Building. Accordingly, Section 13.2 and Section 13.3 of the Lease are hereby amended by adding the phrase"(other than the Additional Space)" after the words "the Premises" in each instance.

(GG) The following is hereby added as a new Section 13.5, Section 13.6 and Section 13.7 of the Lease:
"Section 13.5.
(A) Subject to the terms of this Article 13, Landlord shall provide to the Additional Space, for Tenant's use, one thousand eight hundred twenty-five (1,825) amps at four hundred sixty (460) volts of electrical capacity (exclusive of the electrical capacity that is required to operate the HVAC Systems and Tenant's supplemental HVAC systems) (such electrical capacity being referred to herein as the "Base Electrical Capacity"). Tenant, during the Term, shall use electricity in the Additional Space only in such manner that complies with the requirements of the utility company. Tenant shall not permit the demand for electricity in the Additional Space to exceed the Base Electrical Capacity. Tenant shall have the right to perform Alterations (in accordance with Article 3 hereof) to allocate the Base Electrical Capacity within the Additional Space as Tenant desires (with the understanding, however, that Tenant shall not have the right to perform Alterations to unreasonably allocate the Base Electrical Capacity from a portion of the Additional Space in respect of which Tenant then has a reasonable expectation will constitute Recapture Space or Subleasehold Assignment Space). Tenant shall not use any electrical equipment which, in Landlord's reasonable judgment, would result in Tenant's use of electricity exceeding the Base Electrical Capacity (excluding any demand relating to the HVAC Systems and Tenant's supplemental HVAC systems). If (x) in Landlord's reasonable judgment, Tenant's use of electricity exceeds the Base Electrical Capacity, and (y) Landlord gives Tenant notice thereof, then Tenant, within five (5) Business Days after Landlord gives such notice, shall either (i) cease such use of such excess capacity, or (ii) request that Landlord make available to Tenant additional electrical capacity (specifying the amount of additional capacity that Tenant reasonably requires).
(B) Landlord shall arrange with a utility company to provide electricity for the Building. Landlord shall consider utilizing efforts to purchase electricity from providers of electricity generated by alternative, "renewable" or "sustainable" sources. Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from the negligence or willful misconduct of Landlord, its employees, agents or contractors. Landlord shall not be required to make any installations in the Additional Space to distribute electricity within the Additional Space. If Landlord elects to solicit bids for electricity to the Building from energy providers other than the utility company, then Tenant shall have the right to require Landlord to solicit bids from any reliable energy providers suggested by Tenant, it being understood that Landlord has no obligation whatsoever to award the contract to the energy provider or energy providers suggested by Tenant. Landlord shall pass on to Tenant a proportionate share of any tax savings on the electricity charges for the Building for which Landlord has qualified based on the amounts incurred by Tenant in installing equipment or taking other measures required to obtain such tax savings as compared to the total cost incurred by Landlord and the other tenants and occupants of the Building to obtain such tax savings. Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in Tenant's efforts to obtain rebates or discounts for electricity from the utility company or other reputable provider by virtue of Tenant's installation in the Additional Space of energy-saving fixtures or equipment. Tenant shall receive (either by payment from Landlord to Tenant or by virtue of a discernible credit shown on an invoice or invoices received by Landlord from the utility company or other reputable provider) any rebates or discounts granted by the utility company or other reputable provider by virtue of Tenant's installation in the Additional Space of any such energy-saving fixtures or equipment. Tenant shall not be entitled to any benefits or rebates granted to another tenant or occupant in the Building solely by virtue of such tenant or occupant's installation of energy-saving fixtures or equipment to the extent Tenant has not shared in the cost to install such equipment.
Section 13.6.
(A) Subject to the provisions of this Section 13.6, Landlord shall measure Tenant's consumption of electricity in the Additional Space using submeters that have heretofore been installed by Landlord, at Landlord's cost and expense. Landlord, at Landlord's cost and expense, shall maintain the submeters in the Additional Space. If, at any time during the Term, Tenant performs Alterations that require modifications to the aforesaid submeter or submeters that Landlord installs, or that require a supplemental submeter or supplemental submeters, then Landlord shall perform such modification, or the installation of such supplemental submeter or submeters, at Tenant's cost, as part of the applicable Alteration. Upon reasonable oral notice from Tenant from time to time, Landlord shall grant Tenant access to the submeters for purposes of Tenant's verifying Landlord's submeter readings.
(B) Tenant shall pay to Landlord, as additional rent, with respect to a particular period, an amount (the "Electricity Additional Rent") equal to one hundred three percent (103%) of the charge imposed by the utility company or other reputable provider for the Base Electrical Capacity (including, without limitation, energy charges, demand charges, all applicable surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes and any other factors used by the utility company in computing its charges to Landlord) actually utilized by Tenant with the understanding that the Electricity Additional Rent shall be calculated based on meter readings.
(C) Landlord shall give Tenant an invoice for the Electricity Additional Rent on a monthly basis, which invoice shall have annexed thereto a copy of the applicable invoice from the utility company or other reputable provider and the calculation of the aggregate amount set forth on such invoice. Tenant shall pay the Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice.

Tenant shall not have the right to object to Landlord's calculation of the Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord's calculation of the Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord's submeter readings and Landlord's calculation of the Electricity Additional Rent, at Landlord's offices or, at Landlord's option, at the offices of Landlord's managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Electricity Additional Rent to an Expedited Arbitration Proceeding.
(D) Subject to the terms of this Section 13.6(D), Tenant, at any time during the Term, shall have the right to make arrangements to obtain electricity directly from the utility company or, at Tenant's option, from any other reputable provider (including, without limitation, providers of electricity generated by alternative, "renewable" or "sustainable" energy sources), by giving notice thereof to Landlord. If Tenant makes the election as described in this Section 13.6(D), then (i) Tenant, at Tenant's cost, shall make arrangements to obtain electricity directly from the utility company or such other provider, as the case may be, (ii) Landlord, at Tenant's cost, shall perform all the work necessary to relocate the corresponding base building electrical feeders for the purpose of incorporating the electrical power for the bus duct providing power to the Additional Space into the dedicated switch boards providing direct electrical service to the Initial Premises, and Tenant shall pay Landlord all costs incurred by Landlord in connection therewith, within thirty (30) days after receipt of an invoice therefor from Landlord, with the understanding, however, that (x) Landlord may elect not to perform such work if Landlord reasonably determines that performing such work is not commercially feasible, and (y) Landlord , at Tenant's cost, may employ contractors or labor at so-called overtime or other premium pay rates if necessary to prevent the performance of such work from interfering with or interrupting the operation and maintenance of the Building or the use and occupancy of the Building by other tenants in the Building, (iii) Tenant shall pay all actual costs that Landlord incurs in connection with Landlord's doing the work necessary to supply electrical power from the Building Systems to the Fitness Center and the commercial property management office and the residential property management office located on the twenty-ninth (29th) floor of the Building, within thirty (30) days after receipt of an invoice therefor from Landlord, and (iv) from and after the date on which such direct electricity service is provided to Tenant, Tenant shall not be obligated to pay to Landlord the Electricity Additional Rent as described in this Article 13. Tenant shall make any installations that are required to accomplish Tenant's obtaining electricity directly from the utility company or such other provider in accordance with the provisions of Article 3 hereof (as if such installations constituted an Alteration hereunder), it being agreed that Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith). Nothing contained in this

Section 13.6(D) gives Tenant the right to use any portion of the Building (except as otherwise set forth in this Lease). Landlord, at no cost to Landlord, shall reasonably cooperate with Tenant in connection with Tenant's obtaining such direct service.
Section 13.7.
(A) If Landlord is required by any Requirement to discontinue furnishing electricity to the Additional Space as contemplated hereby, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement, (x) Landlord shall not be obligated to furnish electricity to the Additional Space, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity with respect to the Additional Space as described in this Article 13.
(B) If Landlord discontinues furnishing electricity to the Additional Space pursuant to a Requirement, then Tenant shall use Tenant's diligent efforts to obtain electricity for the Additional Space directly from the utility company or, at Tenant's option, any other reputable provider. Tenant shall pay directly to the utility company the cost of such electricity. Tenant shall have the right to use the electrical facilities that then exist in the Building to obtain such direct electric service (without Landlord having any liability or obligation to Tenant in connection therewith except to the extent of the negligence or willful misconduct of Landlord, its employees, agents or contractors). Nothing contained in this Section 13.7(B) shall permit Tenant to use electrical capacity in the Additional Space that exceeds the Base Electrical Capacity (excluding any demand relating to the HVAC Systems). Tenant, at Tenant's expense, shall make any additional installations that are required for Tenant to obtain electricity from the utility company. Landlord shall reasonably cooperate with Tenant in connection with Tenant's obtaining such direct service.
(C) Landlord shall not discontinue furnishing electricity to the Additional Space as contemplated by this Section 13.7 (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the utility company or such other provider."
(HH) Section 16.1(B) of the Lease is hereby deleted in its entirety and the following is hereby substituted therefor:
"(B) (1) if the entire Premises become abandoned for sixty (60) days (it being understood that Tenant's mere vacating of the Premises shall not constitute an Event of Default); or;
(2) Tenant fails to provide the Letter of Credit within the time period set forth in Section 43.1(A) hereof; or
(3) (a) if Landlord presents the Letter of Credit for payment in accordance with the terms hereof, (b) the issuer thereof fails to make payment thereon in accordance with the terms thereof, and (c) either Tenant or such issuer fails to make such payment to Landlord within five (5) days after the date that Landlord gives Tenant notice of such failure of such issuer; or
(4) An Event of Default as described in Section 43.2(E)."
(II) Section 26.3(A) of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"(A) Subject to the terms of this Section 26.3, (i) Tenant (but not Landlord) shall be eligible to institute a tax reduction or other proceedings to reduce the Assessed Valuation for the Premises (other than the Additional Tower Space) with respect to any Tax Year which occurs in its entirety during the Tenant Protest Period, (ii) Tenant (but not Landlord) shall be eligible to institute a tax reduction or other proceedings to reduce the Assessed Valuation for the Additional Tower Space with respect to any Tax Year which occurs in its entirety during the period commencing on July 1, 2016 and ending on the last day of the Tenant Protest Period, (iii) Landlord (but not Tenant) shall be eligible to institute such proceedings to reduce the Assessed Valuation for (x) the Premises (other than the Additional Tower Space) with respect to any Tax Year which occurs (in part or in its entirety) during the Joint Protest Period, (y) the Additional Tower Space with respect to any Tax Year prior to and including on the Tax Year commencing on July 1, 2015, and (z) the Additional Tower Space with respect to any Tax Year which occurs (in part or in its entirety) during the two (2) year period succeeding the Tenant Protest Period (or such shorter period as may result if the Tenant Protest Period recommences following Tenant's exercise of the Renewal Option), and (iv) Landlord (but not Tenant) shall be eligible to institute such proceedings to reduce the Assessed Valuation for the Premises with respect to any Tax Year which occurs in its entirety during the Landlord Protest Period. Landlord may institute and settle, without any notice to or consent from Tenant, a tax protest or a tax certiorari proceeding for the Additional Tower Space in respect of any Tax Year which occurs in its entirety or in part prior to July 1, 2016, provided that Landlord may not settle any such proceeding for the Tax Year commencing on July 1, 2015 without the prior consent of Tenant, which consent may not unreasonably withheld, delayed or conditioned."
(JJ) Section 26.4(C)(2) of the Lease is hereby amended by deleting "ten percent (10%)" therein and substituting in lieu thereof "seven and one-half percent (7.5%)".
(KK) The following is hereby added at the end of Section 27.1 of the Lease:
"Subject to the terms of the Lease, Landlord and Tenant hereby acknowledge that, as of the date hereof, (x) Tenant has exclusive use of the passenger and freight elevators servicing the Basic Premises as shown on the diagram attached hereto and made a part hereof as Exhibit "27.1", and (y) such diagram also shows the other passenger and freight elevators in the Building and lists the floors in the Building (including the Additional Space) that such elevators service."

(LL) Section 27.2 of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"Section 27.2.
(A) Subject to Article 22 hereof, Landlord shall operate (or shall cause the Condominium Association to operate) at all times the HVAC System that Landlord is installing as part of the Work, as set forth in the Work Exhibit.
(B) Subject to the terms of Section 27.5 hereof and this Section 27.2, Landlord shall operate the HVAC Systems to provide HVAC at the perimeter of (x) the portion of the Premises from (and including) the twenty-first (21st) floor of the Building to (and including) the twenty-sixth (26th) floor of the Building, and (y) the Storage Space (such space described in clauses (x) and (y) is collectively referred to herein as the "HVAC Premises") that satisfies, at a minimum, the specifications set forth on Exhibit "27.2" attached hereto and made a part hereof. Landlord shall not be required to make any installations in the HVAC Premises to distribute HVAC within the HVAC Premises. Landlord shall have no liability to Tenant if Landlord cannot meet the HVAC specifications set forth on Exhibit "27.2" attached hereto if such failure is caused by virtue of Tenant's failure to keep closed the curtains, blinds, shades or screens that Tenant installs on the windows of the HVAC Premises in accordance with the terms hereof to the extent reasonably necessary to reduce the interference of direct sunlight with the operation of the HVAC Systems.
(C) Landlord shall operate the HVAC Systems serving the HVAC Premises at all times. Landlord shall also operate the base building fin tubed perimeter heating system throughout the Premises, including the portion of the Premises from the twenty-seventh (27th) floor of the Building to the twenty-ninth (29th) floor of the Building.
(D) Landlord and Tenant acknowledge that Tenant is obtaining HVAC for the remaining portion of the Additional Space (i.e., the Additional Space other than the HVAC Premises) from a supplemental HVAC system installed by Tenant prior to the date hereof in addition to the base building fin tubed perimeter heating system described in Section 27.2(B) hereof. Tenant shall pay, as part of Operating Expenses, all of the costs of the chilled water, electricity, or any other utilities used in connection with such HVAC system and any of Tenant's other supplemental HVAC systems serving any portion of the Premises and all costs associated with maintaining, repairing, operating and managing all of Tenant's supplemental HVAC systems, including without limitation, professional fees and expenses (such as, for example, fees of engineers, architects, project managers, and other similar consultants that provide services relating to the maintenance repair, operation or management of Tenant's supplemental HVAC systems)."
(MM) Section 35.2 of the Lease is hereby amended by adding the following at the end thereof:

"In consideration of the covenants and agreements of Landlord contained herein, Tenant agrees to look solely to Landlord to enforce Landlord's obligations hereunder and shall not seek any damages against the owners of the other Condominium units that do not include any portion of the Premises (including the owners of any new or re-constituted Condominium units following Landlord's exercise of Landlord's right to consummate a Sublease Recapture or Tenant's exercises the Renewal Option for the Partial Renewal Space as contemplated by Section 7(E) of this Amendment) and each member, manager, partner, shareholder, director, officer and principal, direct and indirect, of such owners (such owners and such other parties, collectively, the "Condominium Parties"). The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Condominium unit or units owned by Landlord that include a portion of the Premises and the proceeds thereof and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Condominium Parties in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations. The Condominium Parties shall be third-party beneficiaries of the terms of this Section 35.2."
(NN) Section 38.2 of the Lease is hereby amended by adding the phrase "(but taking into account that the terms of this Lease will govern Tenant's use and occupancy of the Applicable Area)" after the phrase "The Fair Market Rent shall be determined assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease)".
(OO) Section 40.3 of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"Section 40.3.
(A) Subject to the terms of this Section 40.3, Landlord shall not permit any Competitor to use for the conduct of its business any portion of the Entire Premises or any other space located on Lower Level 3 of the Building, Lower Level 2 of the Building, Lower Level 1 of the Building, the ground floor of the Building, or the second (2nd) floor of the Building (such other space located on Lower Level 3 of the Building, Lower Level 2 of the Building, Lower Level 1 of the Building, the ground floor of the Building, or the second (2nd) floor of the Building being referred to herein as the “Retail Area”), except that the portion of the Retail Area located in the Third Avenue Building may be so used by any Competitor which is not a Primary Competitor, provided such use is not for a television, radio or Internet studio. Nothing contained in this Section 40.3 shall require Landlord to prohibit a Person that is a Competitor from using any portion of the Entire Premises or the Retail Area (a) unless such Person constitutes a Competitor on the earlier of (x) the date that such Person entered into occupancy of the applicable space, and (y) the date that such Person entered into an agreement to occupy the applicable space, or (b) if such Person occupies a portion of the Premises pursuant to a sublease by Tenant or an assignment of Tenant's interest hereunder (it being understood that this clause (b) does not limit

Landlord's obligation not to permit any other Person that constitutes a Competitor to use the Entire Premises or the Retail Area for the conduct of business as provided in this Section 40.3).
(B) Landlord shall not permit any Primary Competitor to use for the conduct of business any portion of the Building (other than the Premises) that was constructed by Landlord as part of the Work for commercial office purposes (as reflected in the Schematic Drawings) (including, without limitation, any Recapture Space or Subleasehold Assignment Space with respect to which Landlord exercises Landlord's rights under Article 12 hereof); provided, however, that (i) the restrictions of this Section 40.3 shall not apply if at any time, Tenant subleases all or any portion of the Premises or assigns the tenant's interest under this Lease in either case to a Primary Competitor (or otherwise permits a Primary Competitor to use or occupy all or any portion of the Premises), and (ii) nothing contained in this Section 40.3 shall require Landlord to prohibit a Person that is a Primary Competitor from using any such portion of the Building unless such Person constitutes a Primary Competitor on the earlier of (x) the date that such Person entered into occupancy of the applicable space, and (y) the date that such Person entered into an agreement to occupy the applicable space. Notwithstanding anything contained in this Article 40, the restrictions of this Section 40.3(B) shall not apply at any time that this Lease does not demise at least seven hundred thousand (700,000) square feet of Rentable Area."
(PP) Section 40.6 of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"Section 40.6.
(A) Subject to the terms of this Section 40.6, Landlord shall not name, or permit to be named, the Building for a Competitor. Nothing contained in this Section 40.6 shall prohibit the naming of the Building in a manner which identifies a Person that is a Competitor unless such Person constitutes a Competitor on the earlier of (a) the date on which the entire Building is so named, and (b) the date on which Landlord (or the Condominium Association) entered into an agreement to so name the entire Building.
(B) Subject to the terms of this Section 40.6(B), Landlord shall not name, or permit to be named, the Building without the prior consent of Tenant; provided, however, that the provisions of this Section 40.6(B) shall not apply if the Building is named at any time that Bloomberg Parties do not occupy at least seven hundred thousand (700,000) square feet of Rentable Area that is demised by this Lease for the conduct of business.
(C) Nothing contained in this Section 40.6 shall prohibit the naming of the Residential Units and the retail units of the Condominium."

(QQ) Section 40.7 of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"Section 40.7. Tenant shall have the right, from time to time, on no less than ten (10) days of prior notice to Landlord, to remove any Person from the List of Regular Competitors and insert thereon any other Person, provided that (i) the Person that Tenant proposes to insert on the List of Regular Competitors derives, in such Person's most recently ended fiscal year, more than fifty percent (50%) of its revenues from a business or from businesses in either case in competition with Tenant's Core Business, and (ii) the number of Persons on the List of Regular Competitors shall in no event exceed five (5). Tenant shall have the right, not more than one time during any twenty-four (24) month period (such limitation, the "Primary Competitor Substitution Limit"), on no less than ten (10) days of prior notice to Landlord, to remove any Person from the List of Primary Competitors and insert thereon any other Person, provided that (1) the Person that Tenant proposes to insert on the List of Primary Competitors derives, in such Person's most recently ended fiscal year, more than fifty percent (50%) of its revenues from a business or from businesses in either in competition with Tenant's Core Business, and (2) the number of Persons on the List of Primary Competitors shall in no event exceed three (3). Tenant shall also have the right, from time to time (without being subject to the Primary Competitor Substitution Limit and without triggering the commencement of the twenty-four (24) month period with respect thereto) on no less than ten (10) days of prior notice to Landlord, to remove any Person from the List of Primary Competitors involved in a merger or consolidation or the sale of all or substantially all of the assets of such Primary Competitor (each a "Corporate Transaction") and insert thereon the Person that succeeds to the interest of such Person on the List of Primary Competitors as a result of such Corporate Transaction, provided such Person surviving such Corporate Transaction derives in such Person's most recently ended fiscal year, more than fifty percent (50%) of its revenues from a business or from businesses in either case in competition with Tenant's Core Business. Landlord may, from time to time, request that Tenant update the List of Regular Competitors and the List of Primary Competitors in accordance with this Section 40.7. No later than ten (10) days after Landlord makes such request, Tenant shall notify Landlord of any Person or Persons which Tenant elects to remove from the List of Regular Competitors and the List of Primary Competitors and any Person or Persons which Tenant proposes to place thereon. For the nine (9) month period following the expiration of such ten (10) day period, (x) Tenant shall not be entitled to update the List of Regular Competitors, and (y) Tenant shall not be entitled to update the List of Primary Competitors as contemplated by this Section 40.7 except to replace a Primary Competitor involved in a Corporate Transaction pursuant to this Section 40.7. Notwithstanding anything contained in this Section 40.7, (x) Tenant shall not be permitted to update the List of Regular Competitors at any time that the Minimum Square Footage Requirement is not satisfied, and (y) Tenant shall not be permitted to update the List of Primary Competitors at any time that Bloomberg Parties do not occupy at least seven hundred thousand (700,000) square feet of Rentable Area that is demised by this Lease for the conduct of business."
(RR) Section 40.8 of the Lease is hereby deleted in its entirety and the following clause is hereby substituted therefor:
"Section 40.8. Notwithstanding anything to the contrary contained in Section 40.1 hereof, Section 40.2 hereof, Section 40.3(A) hereof and Section 40.4 hereof through Section 40.6 hereof, the provisions of Section 40.1 hereof, Section 40.2 hereof, Section 40.3(A) hereof and Section 40.4 hereof through Section 40.6 hereof shall become ineffective if (i) the Minimum Square Footage Requirement is not satisfied, or (ii) at any time, Tenant subleases all or any portion of the Premises or assigns the tenant's interest under this Lease in either case to a Primary Competitor (or otherwise permits a Primary Competitor to use or occupy all or any portion of the Premises). If Tenant subleases all or any portion of the Premises or assigns the tenant's interest under this Lease in either case to a Competitor on the List of Regular Competitors (or otherwise permits such Competitor to use or occupy all or any portion of the Premises), then such Competitor shall no longer constitute a Competitor for purposes of this Article 40. Notwithstanding anything to the contrary contained in this Article 40, Landlord and Tenant acknowledge and agree that (a) Tenant and 731 Retail One LLC ("731 Retail") entered into the Option Agreement, dated as of the date hereof (the "Option Agreement"), and Tenant and 731 Commercial LLC ("Joinder Party") entered into the Joinder Agreement, dated as of the date hereof (the "Joinder Agreement"), which agreement is attached to the Option Agreement, (b) the terms of this Article 40 shall apply solely to the space located in the Condominium unit or Condominium units owned by Landlord that include the Premises, (c) Tenant shall look solely to 731 Retail under the Option Agreement with respect to any obligations under this Article 40 that apply to the space located in the Condominium unit owned by 731 Retail, except that Tenant may also look to Landlord with respect to such obligations if (x) more than fifty percent (50%) of the direct or indirect legal, beneficial and economic interests of Landlord and 731 Retail are owned by the same Person or Persons, and (y) the Person or Persons that have the power and authority to control the management and affairs of Landlord are also the same Person or Persons that have the power and authority to control the management and affairs of 731 Retail, and (d) Tenant shall look solely to Joinder Party under the Joinder Agreement with respect to any obligations under this Article 40 that apply to the space located in the Condominium unit owned by Joinder Party, except that Tenant may also look to Landlord with respect to such obligations if (1) more than fifty percent (50%) of the direct or indirect legal, beneficial and economic interests of Landlord and Joinder Party are owned by the same Person or Persons, and (2) the Person or Persons that have the power and authority to control the management and affairs of Landlord are also the same Person or Persons that have the power and authority to control the management and affairs of Joinder Party."

(SS) Section 40.13, Section 40.14 and Section 40.15 of the Lease are hereby deleted in their entirety.
(TT) Exhibit - Definition D of the Lease is hereby deleted and the List of Regular Competitors listed on Exhibit - Definition D attached hereto and made a part hereof is hereby substituted therefor.
(UU) Exhibit - Definition E of the Lease is hereby deleted and the List of Primary Competitors listed on Exhibit - Definition E attached hereto and made a part hereof is hereby substituted therefor.
(VV) Exhibit 7.10-A - Confidentiality Agreement is hereby deleted and the Confidentiality Agreement attached hereto as Exhibit 7.10-A and made a part hereof is hereby substituted therefor.
(WW) Exhibit 7.10-B - [***] is hereby deleted and the [***] attached hereto as Exhibit 7.10-B and made a part hereof is hereby substituted therefor.
12. Lobby Agreement.
Landlord and Tenant acknowledge and agree that (x) the Lobby Agreement (as amended hereby) shall remain in effect and the obligations of the parties contained therein shall survive the termination of the Citi Lease as of the Citi Early Termination Date, and (y) the Lobby Agreement is hereby amended by adding the phrase "(as defined in the Bloomberg Lease)" after the phrase "Expiration Date".
13. Window Cleaning.
Landlord acknowledges that Tenant has requested an increase in the frequency of exterior window cleaning in the Premises but that Landlord has informed Tenant that such increase is not feasible given the existing window cleaning equipment serving the Building. Landlord agrees that it will in good faith investigate and consider alterations and improvements to the Building's window cleaning program that will afford such an increase, and Tenant hereby agrees to engage in discussions with Landlord regarding proposed alterations and improvements to such program and reasonably cooperate in connection with such investigation; provided, however, that failure to reach an agreement shall not constitute a default by Landlord or Tenant hereunder.
14. Mortgagee.
The effectiveness of this Amendment is expressly conditioned upon Landlord having obtained (x) either an amendment to the existing Nondisturbance Agreement, between the existing Mortgagee and Tenant, that adds the Additional Space to the premises covered thereby or a new Nondisturbance Agreement, with the existing Mortgagee covering the entire Premises (or a waiver from Tenant of this condition), and (y) the consent of the existing Mortgagee to the terms of this Amendment. Landlord shall use commercially reasonable efforts to satisfy such conditions as expeditiously as possible. Tenant shall reasonably cooperate with Landlord in connection therewith.

15. Memorandum.
The parties, simultaneously herewith, shall execute, acknowledge and deliver (x) a memorandum hereof in the form of Exhibit "F" attached hereto and made a part hereof, and (y) the Form NYC-RPT and Form TP-584 that are required in connection therewith. The parties shall submit such memorandum (and such forms) for recording in the Register's Office promptly after the satisfaction of all of the conditions described in Section 14 hereof. Landlord shall pay the costs associated with such recording of such memorandum and such forms.
16. Broker.
Each party hereby represents and warrants to the other parties that such party dealt with no broker in connection with the execution and delivery hereof other than CBRE, Inc. (the "Broker") and BLP Realty Services, LLC ("BLP Realty"). Tenant does hereby indemnify and hold Landlord harmless from and against any and all loss, costs, damage or expense (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Landlord by reason of any claim of or liability to any broker, finder or like agent who shall claim to have dealt with Tenant in connection herewith (including BLP Realty but excluding the Broker). Landlord does hereby indemnify and hold Tenant harmless from and against any and all loss, costs, damage or expense (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Tenant by reason of any claim of or liability to any broker, finder or like agent who shall claim to have dealt with Landlord in connection herewith (including the Broker but excluding BLP Realty). Landlord shall pay the Broker any commission that is due with respect to this Amendment pursuant to the terms of a separate agreement between Landlord and the Broker. The provisions of this Section 16 shall survive the expiration or termination of the Lease as amended by this Amendment.
17. Reaffirmation.
Subject to the terms of Section 2(B) of this Amendment, Landlord and Tenant hereby acknowledge that the Lease, the Citi Lease, the Metrovest Lease and the Lobby Agreement, as amended hereby, remain in full force and effect.
18. Successors and Assigns.
The Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties and their successors and assigns.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Second Amendment of Lease as of the day and year first above written.

731 OFFICE ONE LLC

By:	731 Office One Holding LLC, member

	By:	Alexander's, Inc., member

	By:	Vornado Realty Trust, its managing agent
		By:	/s/ David R. Greenbaum
Name: David R. Greenbaum
Title: President - NY Division

BLOOMBERG L.P.

By:	Bloomberg Inc., general partner

	By:	/s/ Peter Smith
Name: Peter Smith
Title: Director of Global Real Estate

Exhibit "A"
Additional Tower Space
[see attached]

731 Lexington (731L)
21st Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)
22nd Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)
23rd Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)
24th Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)
25th Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)
26th Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)

27th Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)
28th Floor

East 59th Street
Lexington Avenue
East 58th Street

731 Lexington (731L)

29th Floor

East 59th Street
Lexington Avenue
East 58th Street

Exhibit "B"
Storage Space
[see attached]

731 Lexington (731L)
Lower Level 3

N
Storage Space
East 59th Street
Lexington Avenue
3rd Avenue
East 58th Street
Storage Space

Exhibit "C-1"
Fixed Rent for the Additional Tower Space

	Fixed Rent / RSF	Fixed Rent / Annum	Fixed Rent / Month
1st Rental Period	191,789
12/15/15 - 12/14/19	$83.00	$15,918,487.00	$1,326,540.58

2nd Rental Period
12/15/19 - 12/14/23	$92.13	$17,669,520.57	$1,472,460.05

3rd Rental Period
12/15/23 - 12/14/27	$102.26	$19,612,343.14	$1,634,361.93

4th Rental Period
12/15/27 - 02/08/29	$113.51	$21,769,969.39	$1,814,164.12

Exhibit "C-2"
Fixed Rent for the Storage Space

	Fixed Rent / RSF	Fixed Rent / Annum	Fixed Rent / Month
1st Rental Period	525
12/15/15 - 12/14/19	$40.00	$21,000.00	$1,750.00

2nd Rental Period
12/15/19 - 12/14/23	$44.40	$23,310.00	$1,942.50

3rd Rental Period
12/15/23 - 12/14/27	$49.28	$25,872.00	$2,156.00

4th Rental Period
12/15/27 - 02/08/29	$54.70	$28,717.50	$2,393.13

Exhibit "D-1"
Base Rental Amount for the Additional Tower Space

	Fixed Rent / RSF	Fixed Rent / Annum	Fixed Rent / Month
1st Renewal Period
02/09/29 - 12/14/31	$113.51	$21,769,969.39	$1,814,164.12

2nd Renewal Period
12/15/31 - 12/14/35	$126.00	$24,165,414.00	$2,013,784.50

3rd Renewal Period
12/15/35 - 02/08/39	$139.86	$26,823,609.54	$2,235,300.80

Exhibit "D-2"
Base Rental Amount for the Storage Space

	Fixed Rent / RSF	Fixed Rent / Annum	Fixed Rent / Month
1st Renewal Period
02/09/29 - 12/14/31	$54.70	$28,717.50	$2,393.13

2nd Renewal Period
12/15/31 - 12/14/35	$60.72	$31,878.00	$2,656.50

3rd Renewal Period
12/15/35 - 02/08/39	$67.40	$35,385.00	$2.948.75

Exhibit "E"
Additional Option Space
[see attached]

731 Lexington (731L)
29th Floor

East 59th Street
Lexington Avenue
East 58th Street

Exhibit "F"

Memorandum

MEMORANDUM OF AMENDMENT OF LEASE

731 OFFICE ONE LLC,

Landlord,
-and-
BLOOMBERG L.P.,
Tenant.

Dated as of January 12, 2016

Street Address:	731 Lexington Avenue, New York, New York

County:	New York

Section:	5

Block:	1313

Lots:	1002 & 1003

Record and Return to:

WILLKIE FARR & GALLAGHER LLP
787 Seventh Avenue
New York, New York 10019
Attention: Thomas J. Henry, Esq.

Memorandum of Amendment of Lease
Pursuant to Section 291-cc of
The New York Real Property Law

Reference to the Original Lease:
The Second Amendment of Lease described herein (the “Second Amendment”) amends the Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, Landlord’s predecessor-in-interest, as landlord, and Tenant, as tenant (the “Original Lease”), as amended by a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant (the “First Amendment”), and various letter agreements (the “Original Lease”; the Original Lease, as so amended, the “Lease”). A Memorandum of Lease for the Original Lease was recorded on May 14, 2001 in the Office of the Register of The City of New York (New York County) in Reel 3287, page 1622. A Memorandum of Amendment of Lease for the First Amendment was recorded on May 29, 2002 in the Office of the Register of The City of New York (New York County) in Reel 3527, page 269.

Date of Execution of the Second Amendment:	As of January 12, 2016

Name and Address of Landlord:	731 OFFICE ONE LLC c/o Alexander’s Inc. 888 Seventh Avenue New York, New York 10019 Attn.: Executive Vice President - Finance and Administration and Chief Financial Officer

Name and Address of Tenant:	BLOOMBERG L.P. 731 Lexington Avenue New York, New York 10022 Attn: Peter M. Smith, Director of Global Real Estate

Nature of the Second Amendment:
The Second Amendment, among other matters, adds to the premises demised by the Lease the entire twenty-first (21st), twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th), twenty-fifth (25th), twenty-sixth (26th), twenty-seventh (27th) and twenty-eighth (28th) floors of the Lexington Avenue Building and a portion of the twenty-ninth (29th) floor of the Lexington Avenue Building and a portion of Lower Level 3 of the Building.
The Fixed Expiration Date for the premises demised by the

Lease is February 8, 2029. Tenant’s renewal rights as set forth in the Original Lease, as amended by the First Amendment and the Second Amendment, remain in effect.

Description of the Premises demised by the Original Lease, as amended by the First Amendment and the Second Amendment:
The entire third (3rd), fourth (4th), fifth (5th), sixth (6th), seventh (7th), eighth (8th), ninth (9th), tenth (10th), thirteenth (13th), fourteenth (14th), fifteenth (15th), sixteenth (16th), seventeenth (17th), eighteenth (18th), and nineteenth (19th), twentieth (20th), twenty-first (21st), twenty-second (22nd), twenty-third (23rd), twenty-fourth (24th), twenty-fifth (25th), twenty-sixth (26th), twenty-seventh (27th) and twenty-eighth (28th) floors of the Lexington Avenue Building; the entire third (3rd), fourth (4th), fifth (5th), sixth (6th), and seventh (7th) floors of the Third Avenue Building; the entire Bridge Building; a portion of the twenty-ninth (29th) floor of the Lexington Avenue Building and portions of Lower Level 2 and Lower Level 3 of the Building. The Premises are in Office Unit 1 and Office Unit 2 of Beacon Court Condominium located at 731 Lexington Avenue, New York, New York, which are more particularly described on Schedule “A” attached hereto.

Option Space:
As more particularly set forth in the Second Amendment, Landlord is prohibited from leasing certain space on the twenty-ninth (29th) floor of the Lexington Avenue Building without first offering such space to Tenant on the terms set forth in the Second Amendment.

Memorandum of Amendment of Lease:	This instrument, executed in connection with the Second Amendment, is intended to be and is entered into as a memorandum thereof solely for the purpose of recordation and the giving of notice of the tenancy created by the Lease and of the rights and obligations of Landlord and Tenant thereunder and shall not, in any event, be construed to change, vary, modify or interpret the Lease or any of the terms, covenants or conditions thereof, or any part thereof, which are set forth, described or summarized herein and reference is hereby made to the Lease for any and all purposes. All capitalized terms used in this Memorandum of Amendment of Lease shall have, unless otherwise defined herein, the meanings ascribed to them in the Second Amendment.

2

IN WITNESS WHEREOF, Landlord and Tenant have respectively executed and delivered this Memorandum of Amendment of Lease as of the date first above written.

731 OFFICE ONE LLC

By:	731 Office One Holding LLC, member

	By:	Alexander's, Inc., member

By:
Name:
Title:

BLOOMBERG L.P.

By:	Bloomberg Inc., general partner

By:
Name:
Title:

3

STATE OF	)

) ss:

COUNTY OF	)
On the _____ day of December, 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared _________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and who acknowledged to me that such individual executed such instrument in such individual’s capacity, and that by such individual’s signature on such instrument, such individual, or the person upon behalf of which such individual acted, executed the instrument.

Notary Public

STATE OF	)

) ss:

COUNTY OF	)
On the ____ day of December, 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared __________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and who acknowledged to me that such individual executed such instrument in such individual’s capacity, and that by such individual’s signature on such instrument, such individual, or the person upon behalf of which such individual acted, executed the instrument.

Notary Public
4

SCHEDULE “A”
LEGAL DESCRIPTION
(Office Unit 1)

The Condominium Unit (the “Unit”) in the premises known as Beacon Court Condominium and by the street number 151 East 58th Street, Borough of Manhattan, City, County and State of New York, said Unit being designated and described as “Office Unit 1” in the declaration (the “Declaration”) establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “Condominium Act”), dated December 4, 2003, and recorded in the New York County Office of the Register of The City of New York (the “City Register’s Office”) on February 3, 2004, in CRFN No. 2004000064392, as amended by the Amended and Restated Declaration, dated February 8, 2005 and recorded in the City Register’s Office on March 9, 2005 in CRFN No. 2005000139245, and also designated as Tax Lot 1002 in Block 1313 of Section 5 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of said building, certified by Peter Claman, Registered Architect, on January 29, 2004, and filed in the Real Property Assessment Department of the City of New York on January 30, 2004 as Condominium Plan No. 1350 also filed in the City Register’s Office on February 3, 2004 in CRFN No. 2004000064393. All capitalized terms herein which are not separately defined herein will have the meanings given to those terms in the Declaration or in the by-laws of Beacon Court Condominium (said by-laws, as the same may be amended from time to time, are hereinafter referred to as the “By-Laws”).

TOGETHER with an undivided 49.0559% percentage interest in the General Common Elements (as such term is defined in the Declaration);

TOGETHER with the appurtenances and all the estate and rights in and to the Unit;

TOGETHER with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Declaration and the By-Laws, all of which constitute covenants running with the Land and will bind any person having at any time any interest or estate in (any of) the Unit, as though recited and stipulated at length herein;

The premises within which the Unit is located is more particularly described as:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of East 59th Street and the westerly side of Third Avenue;

RUNNING THENCE southerly along the westerly side of Third Avenue, 200’-10” to the northerly side of East 58th Street;

THENCE westerly along the northerly side of East 58th Street, 420’ to the easterly side of Lexington Avenue;

THENCE northerly along the easterly side of Lexington Avenue, 200’-10” to the southerly side of East 59th Street;

THENCE easterly along the southerly side of East 59th Street, 420’ to the point or place of BEGINNING.

TOGETHER with the benefits and SUBJECT to the burdens of the easements set forth in the deed made by Seven Thirty One Limited Partnership to 59th Street Corporation, dated as of 8/1/2001 and recorded 8/8/2001 in Reel 3339 Page 1100.

(Office Unit 2)

The Condominium Unit (the “Unit”) in the premises known as Beacon Court Condominium and by the street number 151 East 58th Street, Borough of Manhattan, City, County and State of New York, said Unit being designated and described as “Office Unit 2” in the declaration (the “Declaration”) establishing a plan for condominium ownership of said premises under Article 9-B of the Real Property Law of the State of New York (the “Condominium Act”), dated December 4, 2003, and recorded in the New York County Office of the Register of The City of New York (the “City Register’s Office”) on February 3, 2004, in CRFN No. 2004000064392, as amended by the Amended and Restated Declaration, dated February 8, 2005 and recorded in the City Register’s Office on March 9, 2005 in CRFN No. 2005000139245, and also designated as Tax Lot 1003 in Block 1313 of Section 5 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of the City of New York and on the Floor Plans of said building, certified by Peter Claman, Registered Architect, on January 29, 2004, and filed in the Real Property Assessment Department of the City of New York on January 30, 2004 as Condominium Plan No. 1350 also filed in the City Register’s Office on February 3, 2004 in CRFN No. 2004000064393. All capitalized terms herein which are not separately defined herein will have the meanings given to those terms in the Declaration or in the by-laws of Beacon Court Condominium (said by-laws, as the same may be amended from time to time, are hereinafter referred to as the “By-Laws”).

TOGETHER with an undivided 14.0095% percentage interest in the General Common Elements (as such term is defined in the Declaration);

TOGETHER with the appurtenances and all the estate and rights in and to the Unit;

TOGETHER with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Declaration and the By-Laws, all of which constitute covenants running with the Land and will bind any person having at any time any interest or estate in (any of) the Unit, as though recited and stipulated at length herein;

The premises within which the Unit is located is more particularly described as:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan, County, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the southerly side of East 59th Street and the westerly side of Third Avenue;

RUNNING THENCE southerly along the westerly side of Third Avenue, 200’-10” to the northerly side of East 58th Street;

THENCE westerly along the northerly side of East 58th Street, 420’ to the easterly side of Lexington Avenue;

THENCE northerly along the easterly side of Lexington Avenue, 200’-10” to the southerly side of East 59th Street;

THENCE easterly along the southerly side of East 59th Street, 420’ to the point or place of BEGINNING.

TOGETHER with the benefits and SUBJECT to the burdens of the easements set forth in the deed made by Seven Thirty One Limited Partnership to 59th Street Corporation, dated as of 8/1/2001 and recorded 8/8/2001 in Reel 3339 Page 1100.

Exhibit "2.3"
Building Lobby
[see attached]

East 59th Street
Lexington Avenue
3 rd Avenue
East 58th Street
BUILDING LOBBY
SHARED LOBBY AREA
EXCLUSIVE LOBBY AREA
EXCLUSIVE LOBBY AREA

Exhibit "2.9"
Risers
[see attached]

East 59th Street
Lexington Avenue
East 58th Street
SUPPLY DUCT.
RETURN DUCT.
HIGH VOLTAGE PANEL
LOW VOLTAGE PANEL
2" DOMESTIC COLD WATER
TELECOM
SUPPLY DUCT.
RETURN DUCT
FIRE ALARM CONNECTIONS ON FLOORS: 22, 25, & 28.
PIPE SHAFT
SUPPLY DUCT.
ELEVATOR LOBBY
STORAGE
STAIR-A
STAIR-B
MEN'S TOILET
WOMEN'S TOILET
VEST.
TEL.CL.
ELEC.CL.
SERV.ELEV.
SUPPLY DUCT.
RETURN DUCT.

SCALE: N.T.S

0 4' 12' 24' 48'

ALL DIMENSIONS ARE APPROXIMATE AND ARE SUBJECT TO NORMAL BUILDING VARIANCES.

N

731 LEXINGTON AVENUE
TYPICAL FLOOR

VORNADO
REALTY TRUST

888 7TH AVENUE
NEW YORK N.Y. 10019
(212) 894-7000

Exhibit "3.1(B)"
Approved Contractors, Subcontractors and Mechanics
[see attached]
[***]

Exhibit 7.10
Financial Disclosure Provisions

[sections 1-3, nine pages, ***]

4 Remedies.

4.1 Landlord acknowledges any use or disclosure of Tenant’s Confidential Financial Information in violation of this Exhibit 7.10 shall cause irreparable harm to Tenant and that the damages caused to Tenant by reason of such violation are difficult, if not impossible, to ascertain, and that the foregoing amount is a reasonable estimate as of the date hereof of the damages which Tenant would incur by reason of Landlord’s violation of this Exhibit 7.10 and is not a penalty. As a consequence, Landlord agrees that if Landlord fails to abide by the terms of this Exhibit 7.10 or the Confidentiality Agreement entered into between Landlord and Tenant, Tenant shall (i) be entitled to specific performance, including the immediate issuance of a temporary restraining order or preliminary injunction enforcing the terms of this Exhibit 7.10 or such Confidentiality Agreement, and/or (ii) be entitled to all other rights and remedies under the Lease, such Confidentiality Agreement or otherwise at law or in equity. For the avoidance of doubt, Landlord and Tenant acknowledge that this Section 4.1 shall not apply to violation by a third-party (i.e. other than Landlord) under the terms of a Confidentiality Agreement or otherwise, which violation shall be governed by the terms and conditions of such Confidentiality Agreement with such third-party.

4.2 Either Landlord or Tenant shall have the right to submit to an Expedited Arbitration Proceeding any dispute between the parties arising under this Exhibit 7.10.

Exhibit 7.10-A
Form of Confidentiality Agreement
[see the following pages]

[***]

Exhibit 7.10-B
[***]

Exhibit 7.10-D
[***]

Exhibit 7.10-E
[***]

Exhibit "27.1"
Building Elevators
[see attached]

East 59th Street
Lexington Place
East 58th Street

(light blue)	ELEVATORS 13-16 SERVE LL2, G, 6, 20 TO 29
(yellow)	ELEVATORS 1-8 SERVE LL2, G, 3 TO 10
(red)	ELEVATORS RSE2-FE1 SERVE LL3, LL2, LL1,G
(orange)	ELEVATORS 9-12 SERVE LL2, G, 6, 14 TO 20
(pink)	ELEVATORS SE17, SE18 SERVE LL3, LL2, 3 TO 30 (NOTE: THESE CAN BE MADE TO ACCESS 2ND FLOOR)
(green)	ELEVATORS OSE3 SERVES LL3, LL2, 3 TO 8

* TENANT EXCLUSIVE ELEVATORS ARE OUTLINED IN RED AND CONSIST OF PASSENGER ELEVATORS 1-8 AND 9-12, AND SERVICE ELEVATOR 17.

Exhibit "27.2"
HVAC Specifications
Six (6) central air-handling systems located in the 30th floor mechanical equipment room service the 21st through 26th floors. Each system has a capacity of 21,200 cfrn. The systems provide a minimum of 48 degrees F Dry Bulb and a maximum of 54 degrees F Dry Bulb to the HVAC Premises. The systems are variable air volume and are comprised of 85% efficient filters, heating coils, cooling coil, fans (supply and return) and variable speed drives. The systems employ an airside economizer and are capable of supplying 100% outside air to reduce energy consumption and improve indoor air quality. The return air fans also serve as smoke exhaust fans.
Conditioned air and return air are provided to two (2) locations on the floor through vertical duct shafts. The duct shafts are terminated at the core wall with fire/smoke dampers for connection to by tenant for fit-out of the office space. The HVAC Premises is provided with 1 CFM of conditioned air per USF.
Perimeter Zone Heating shall be accomplished with the use of perimeter sill mounted units.
The energy source will be the Building heating plant. Each terminal device has a self-contained control valve. The hot water supply temperature will be a maximum of 200 degrees F at-peak design and shall be reset to accommodate actual heating requirements.
Bloomberg is responsible for any costs to increase CFM capacity due to significant changes made by Tenant to the HVAC system servicing floors 21 - 26.

Exhibit "43.1"
Form of Letter of Credit
[All blanks must be completed with terms consistent with Article 43 of the Lease]

TO:	731 Office One LLC, and its successors and assigns (“Beneficiary”) c/o Vornado Office Management LLC 888 Seventh Avenue New York, New York 10019 Attn.: President - New York Division

SUBJECT:	Our Irrevocable Standby Letter of Credit No. _____________

DATE:	___________________
EXPIRY DATE:_________________, subject to renewal as provided herein below
We hereby authorize you to draw on [***], New York Agency for account of Bloomberg L.P. (the “Customer”) the sum of Two Hundred Million and No/100 United States Dollars (U.S. $200,000,000.00)1 available by your drafts at sight in the form attached hereto as Exhibit A.
This Credit is issued in connection with that certain Agreement of Lease, dated as of April 30, 2001 (as amended, the “Lease”), signed between yourselves and the Customer, covering the lease of certain real property.
Partial drawings are permitted. If your demand represents a partial draw, upon your presentation of this original Letter of Credit, we will endorse it and return it to you for any future draws.
Multiple drawings are permitted.
Drafts drawn hereunder must bear the clause “Drawn under Irrevocable Standby Letter of Credit No. __________ issued by the [***] dated __________”.
This Letter of Credit shall remain in effect up to and including (Insert Expiry Date) at our office after which date this Letter of Credit shall become null and void.
1 Tenant may deliver one or more Letters of Credit that comply with Article 43 of the Lease in amounts that equal $200,000,000.00 in the aggregate.

It is a condition of this Letter of Credit that it shall be automatically extended without amendment for additional periods of one year from the present and any future expiration date hereof unless at least sixty (60) days prior to any such expiration date we shall have notified you in writing, by overnight courier (with the copy to Beneficiary, c/o Vornado Realty Trust, 888 Seventh Avenue, New York, New York 10019, Attn.: Chief Financial Officer), that we elect not to renew this Letter of Credit for such additional period. Such notice shall be effective upon receipt. Beneficiary may notify us of any change in Beneficiary’s address or addresses for the receipt of such notice at the following address: [***], with notice effective upon receipt. If the expiration or any extended expiration date is a day on which we are not open for business, then the expiration or extended expiration shall be the next day on which we are open for business.
References to the Lease are for identification purposes only and do not form an integral part of this Letter of Credit. This Letter of Credit sets forth in full the terms of our undertaking, and such undertaking shall not in any way be amended, reduced or amplified by reference to the Lease.
This Letter of Credit is transferable in its entirety (but not in part) and may be successively transferred to a successor transferee. Transfer of this Letter of Credit to any transferee shall be effected by presentation to us of this Letter of Credit accompanied by a certificate in the form attached hereto as Exhibit B. This Letter of Credit may not be transferred to any person with which United States persons are prohibited from doing business under United States Foreign Assets Control Regulations or other applicable United States laws and regulations. Transfer charges are for the Customer’s account.
We hereby engage with you that drafts drawn in conformity with the terms of this Letter of Credit will be duly honoured if presented for payment at [***] on or before 5 p.m. on the expiration date or any extended expiration date of this Letter of Credit. In each case where we have received a draft as described above prior to time specified above, we will make payment by 5 p.m. on the following Business Day. As used herein, “Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a legal holiday on which banking institutions in the State of New York are closed. We will make such payment by wire transfer of immediately available funds to the account specified by you.
This Letter of Credit may not be amended without Beneficiary’s written consent.
Except so far as otherwise expressly stated this Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits 2007 Revision International Chamber of Commerce Paris, France Publication No. 600 (the “UCP”), and as to matters not governed by the UCP, governed by and construed in accordance with, the laws of the State of New York and applicable U.S. federal law.

EXHIBIT A
SIGHT DRAFT
Amount: $________________________
Date: _______________, 20__
At sight, pay to (INSERT NAME), the sum of _______________________________ U.S. Dollars.
Drawn under Irrevocable Standby Letter of Credit No. _______________________ issued by [***] dated ____________________________, 20__.
To: [***]

(INSERT BENEFICIARY’S NAME)

By
Name:
Title:
Date:

EXHIBIT B
LETTER OF FULL TRANSFER

________________, 20___
[***]
Gentlemen:
RE: Credit No.________________ Issued By__________________________
________________________________________________________
For value received, the undersigned beneficiary hereby irrevocably transfers to:
_______________________________________________________________
(Name of Transferee)
________________________________________________________________
(Address)
all rights of the undersigned beneficiary to draw under the above Letter of Credit in its entirety.
By this transfer, all rights of the undersigned beneficiary in such Letter of Credit are transferred to the transferee and the transferee shall have the sole rights as beneficiary thereof, including sole rights relating to any amendments whether increases or extensions or other amendments and whether now existing or hereafter made. All amendments are to be advised direct to the transferee without necessity of any consent of or notice to the undersigned beneficiary.
As provided for in such Letter of Credit, all transfer commission or other charges are solely for the account of the Customer (as defined therein).
The original of such Letter of Credit is returned herewith, and we ask you to endorse the transfer on the reverse thereof, and forward it direct to the transferee with your customary notice of transfer.

SIGNATURE AUTHENTICATED The signatory/ies of this concern is/are authorized to withdraw corporate funds.	Yours very truly,
Signature of Beneficiary
(BANK)

(Authorized Signature)

Exhibit - Definition D
List of Regular Competitors
[***]

Exhibit - Definition E
List of Primary Competitors
[***]

Exhibit 1
Citibank Amendment and Assignment Documents

1.	Letter Agreement, dated February 7, 2005, among 731 Office One LLC, Bloomberg L.P. and Citibank, N.A.

2.	Letter Agreement, dated February 7, 2005, between 731 Office One LLC and Citibank, N.A.

3.	Letter Agreement, dated February 7, 2005, between 150 East 58th Street LLC and Citibank, N.A.

4.	Assignment and Assumption Agreement, dated as of January 21, 2009, between Citibank, N.A., as assignor, and Citicorp North America, Inc., as assignee

5.	Assignment and Assumption and Consent Agreement, dated as of March 25, 2009, among 731 Office One LLC, as landlord, Citicorp North America Inc., as assignor, and Bloomberg L.P., as assignee

6.	Letter Agreement, dated December 20, 2011, between 731 Office One LLC and Bloomberg L.P.